As filed with the Securities and Exchange Commission on November 3, 2021
Registration No. 333-260501
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ALGONQUIN POWER & UTILITIES CORP.
(Exact name of Registrant as specified in its charter)
Ontario, Canada	4911	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)
354 Davis Road
Oakville, Ontario, Canada L6J 2X1
(905) 465-4500
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue, New York, NY 10011
(212) 590 9070
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
Copies to:
Arthur Kacprzak Chief Financial Officer 354 Davis Road Oakville, Ontario, Canada L6J 2X1 (905) 465-4500	John T. Gaffney, Esq. Eric M. Scarazzo, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York, United States 10166-0193 (212) 351-4000
Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement is declared effective, as determined by market conditions.
Province of Ontario, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):
A. ☒ Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.  ☐ At some future date (check the appropriate box below):
1.  ☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.  ☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.  ☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.  ☐ after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.
Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Investor Relations of the Corporation (as defined herein) at 354 Davis Road, Oakville, Ontario, L6J 2X1, email: InvestorRelations@APUCorp.com, telephone (905) 465-4500, and are also available electronically at www.sedar.com.
SHORT FORM PROSPECTUS
New Issue	November 3, 2021
ALGONQUIN POWER & UTILITIES CORP.

$800,052,000

44,080,000 Common Shares
Algonquin Power & Utilities Corp. (the “Corporation” or “Algonquin”) is hereby qualifying the distribution (the “Offering”) of 44,080,000 common shares of the Corporation (“Common Shares”) at a price of $18.15 per Common Share (the “Public Offering Price”). The Public Offering Price was determined by negotiation between Algonquin and CIBC World Markets Inc. and Scotia Capital Inc. (the “Lead Underwriters”), on their own behalf and on behalf of BMO Nesbitt Burns Inc., National Bank Financial Inc., RBC Dominion Securities Inc., TD Securities Inc., Morgan Stanley Canada Limited, Desjardins Securities Inc., iA Private Wealth Inc., Raymond James Ltd., J.P. Morgan Securities Canada Inc., Merrill Lynch Canada Inc., Wells Fargo Securities Canada, Ltd. and HSBC Securities (Canada) Inc. (collectively, together with the Lead Underwriters, the “Underwriters”). See “Plan of Distribution.” The closing of the Offering is expected to occur on or about November 8, 2021, or such later date(s) as the Corporation and the Underwriters may agree (the “Closing Date”).
This Offering is being made concurrently in Canada under the terms of this short form prospectus (the “Prospectus”) and in the United States (the “U.S.”) under the terms of the Corporation’s registration statement on Form F-10 filed with the U.S. Securities and Exchange Commission (the “SEC”).
The Corporation’s outstanding Common Shares are listed on the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”) under the symbol “AQN”. On October 26, 2021, the last closing prices of the Common Shares prior to the announcement of the Offering were $18.61 per Common Share on the TSX and U.S.$15.04 per Common Share on the NYSE. On November 2, 2021, the last trading day prior to the date of this Prospectus, the closing prices of the Common Shares were $17.95 per Common Share on the TSX and U.S.$14.48 per Common Share on the NYSE. The TSX has conditionally approved the listing of the Common Shares to be issued under this Prospectus and the Corporation has applied to list such Common Shares on the NYSE. Listing of such Common Shares on the TSX and the NYSE will be subject to the Corporation fulfilling all of the listing requirements of the TSX and the NYSE, as applicable. There can be no assurance that such Common Shares will be accepted for listing on the TSX or the NYSE, as the case may be.
The Common Shares qualified by this Prospectus are being offered in Canada and the United States by the Underwriters either directly or through their respective Canadian or U.S. broker dealer affiliates or agents, as applicable.
The Underwriters, as principals, conditionally offer the Common Shares, subject to prior sale, if, as and when issued and sold by the Corporation and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement (as defined in this Prospectus) referred to under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Corporation by Blake, Cassels & Graydon LLP, as to Canadian matters, and Gibson, Dunn & Crutcher LLP, as to U.S. matters, and on behalf of the Underwriters by Bennett Jones LLP, as to Canadian matters, and Cravath, Swaine & Moore LLP, as to U.S. matters.
	Public Offering Price	Underwriting Commission	Net Proceeds to Algonquin(1)
Per Common Share	$18.15	$0.726	$17.424
Total(2)(3)	$800,052,000	$32,002,080	$768,049,920
(1)
Before deducting expenses of the Offering, which are estimated to be approximately $1.4 million and will be paid by the Corporation out of its general funds. The underwriting commission will be paid by the Corporation out of the proceeds of the Offering.

(2)
Algonquin has granted to the Underwriters an over-allotment option (the “Over-Allotment Option”), exercisable in whole or in part on one occasion for a period of 30 days from the Closing Date, to purchase up to an additional 15% of the number of Common Shares issued under the Offering, being 6,612,000 Common Shares, at a price of $18.15 per Common Share on the same terms and conditions as the Offering.

(3)
If the Over-Allotment Option is exercised in full, the total “Public Offering Price”, “Underwriting Commission” and “Net Proceeds to Algonquin” (before deducting expenses of the Offering) will be $920,059,800, $36,802,392 and $883,257,408, respectively. This Prospectus also qualifies for distribution the grant of the Over-Allotment Option and the issuance of the Common Shares pursuant to the exercise of the Over-Allotment Option. See “Plan of Distribution”.

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The following table sets forth the maximum number of Common Shares that the Corporation may issue pursuant to the Over-Allotment Option:
Underwriter’s Position	Number of Securities Available	Exercise Period	Exercise Price
Over-Allotment Option	6,612,000 Common Shares	Up to 30 days from the Closing Date	$18.15 per Common Share
A purchaser who acquires Common Shares forming part of the Underwriters’ Over-Allotment Option acquires those Common Shares under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.
Subject to applicable laws, the Underwriters may, in connection with the Offering, effect transactions intended to stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. The Underwriters propose to offer the Common Shares initially at the Public Offering Price. After the Underwriters have made reasonable efforts to sell all of the Common Shares offered by this Prospectus at such price, the Underwriters may reduce the Public Offering Price to investors from time to time in order to sell any of the Common Shares remaining unsold. Any such reduction in the Public Offering Price shall not affect the purchase price to be paid to the Corporation. See “Plan of Distribution.”
This Offering is made by a Canadian issuer that is permitted, under the multijurisdictional disclosure system adopted by Canada and the U.S., to prepare this Prospectus in accordance with Canadian disclosure requirements. Purchasers of the Common Shares should be aware that such disclosure requirements are different from those of the U.S. Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus has been prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”).
The Common Shares are to be taken up by the Underwriters, if at all, on or before a date that is not later than 42 days after the date of the receipt for this Prospectus. See “Plan of Distribution”.
Subscriptions for Common Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The Common Shares will be represented by one or more certificates in registered form to CDS Clearing and Depository Services Inc. (“CDS”) or its nominee under the book-based system administered by CDS. No certificates evidencing the Common Shares will be issued to subscribers except in certain limited circumstances, and registration will be made in the depository services of CDS. Subscribers for the Common Shares will receive only a customer confirmation from the Underwriter or other registered dealer who is a CDS Participant and from or through whom a beneficial interest in the Common Shares is purchased. The Corporation expects that delivery of the Common Shares will be made against payment therefor on or about the Closing Date, which is expected to be the third business day following the date of this Prospectus. See “Plan of Distribution – Settlement”.
Investing in the Common Shares involves risks that should be considered by prospective purchasers, certain of which are described in the “Risk Factors” section and elsewhere in this Prospectus including in the documents incorporated by reference herein.
The purchase of Common Shares under the Offering may have tax consequences both in Canada and in the U.S. This Prospectus may not describe these tax consequences fully. See “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”.
The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that most of its officers and some of its directors are residents of Canada and that a portion of the assets of the Corporation and said persons are located outside the U.S. See “Enforcement of Certain Civil Liabilities” in this Prospectus.
NEITHER THE SEC NOR ANY STATE OR CANADIAN SECURITIES REGULATOR HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
CIBC World Markets Inc., Scotia Capital Inc. BMO Nesbitt Burns Inc., National Bank Financial Inc., RBC Dominion Securities Inc., TD Securities Inc., Morgan Stanley Canada Limited, Desjardins Securities Inc., J.P. Morgan Securities Canada Inc., Merrill Lynch Canada Inc., Wells Fargo Securities Canada, Ltd. and HSBC Securities (Canada) Inc. are affiliates of financial institutions which are lenders to the Corporation and/or certain subsidiary entities of the Corporation. Further, CIBC World Markets Inc. acted as financial advisor to the Corporation in connection with the Acquisition. Consequently, the Corporation may be considered a connected issuer to each of the foregoing Underwriters for purposes of applicable Canadian securities laws. See “Relationship Between the Corporation and Certain Underwriters.”
Melissa Stapleton Barnes, Masheed Saidi, D. Randy Laney and Dilek Samil, directors of the Corporation, all reside outside of Canada. Each of Ms. Barnes, Ms. Saidi, Mr. Laney and Ms. Samil has appointed Algonquin Power & Utilities Corp., 354 Davis Road, Oakville, Ontario, L6J 2X1 as his or her agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process. See “Enforcement of Certain Civil Liabilities” and “Agent for Service of Process in Canada.”
The registered and head office of the Corporation is located at 354 Davis Road, Oakville, Ontario, L6J 2X1.
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ABOUT THIS PROSPECTUS
Investors should rely only on the information contained in or incorporated by reference in this Prospectus. The Corporation is not, and the Underwriters are not, making an offer to sell the Common Shares in any jurisdiction where the offer or sale is not permitted. Investors should not assume that the information appearing in this Prospectus or any documents incorporated by reference herein is accurate as of any date other than the date on the front of those documents, as the Corporation’s business, operating results, financial condition and prospects may have changed since that date.
Unless the context otherwise requires, all references in this Prospectus to “the Corporation”, “Algonquin”, “we” and “us” refer to Algonquin Power & Utilities Corp., the direct or indirect subsidiary entities of Algonquin Power & Utilities Corp. and partnership and trust interests held by Algonquin Power & Utilities Corp. and its direct or indirect subsidiary entities.
CURRENCY
In this Prospectus, unless otherwise specified or the context requires otherwise, all dollar amounts are expressed in Canadian dollars. References to “U.S. dollars” or “U.S.$” are to lawful currency of the United States of America. References to “dollars”, “Canadian dollars” or “$” are to lawful currency of Canada.
The following table sets forth, for each of the periods indicated, the period end exchange rate, the average exchange rate and the high and low exchange rates of one Canadian dollar in exchange for U.S. dollars, based on the daily exchange rate for the years ended December 31, 2018, 2019 and 2020 and for the six months ended June 30, 2021 and 2020, in each case as reported by the Bank of Canada.
	Six months ended June 30,		Year ended December 31,
	2021	2020	2020	2019	2018
High	0.8306	0.7710	0.7863	0.7699	0.8138
Low	0.7795	0.6898	0.6898	0.7353	0.7330
Average	0.8023	0.7332	0.7461	0.7537	0.7721
Period End	0.8060	0.7338	0.7854	0.7699	0.7330
The daily exchange rate on November 2, 2021, as reported by the Bank of Canada for the conversion of Canadian dollars into U.S. dollars, was $1.00 = U.S.$0.8062.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS AND FORWARD-LOOKING INFORMATION
This Prospectus, including the documents incorporated by reference herein, may contain statements that constitute “forward-looking information” within the meaning of applicable securities laws in each of the provinces of Canada and the respective policies, regulations and rules under such laws and/or “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking information”). The words “anticipates,” “believes,” “budget,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “might,” “plans,” “projects,” “schedule,” “should,” “will,” “would”, “pro forma” and similar expressions are often intended to identify forward-looking information, although not all forward-looking information contains these identifying words. Specific forward-looking information contained or incorporated by reference in this Prospectus includes, but is not limited to, statements relating to: expected future growth, financial results (including third quarter 2021 financial results and 2021 Adjusted Net EPS (as defined herein)) and results of operations; liquidity, capital resources and operational requirements; rate reviews, including resulting decisions and rates and expected impacts and timing; sources of funding, including adequacy and availability of credit facilities, debt maturation and future borrowings; expectations regarding the impact of the 2019 novel coronavirus (“COVID-19”) on the Corporation’s business, operations, financial condition, cash flows and results of operations; expectations regarding credit ratings and the maintenance thereof; statements relating to renewable energy credits expected to be generated and sold; tax credits expected to be available and/or received, including production tax credits and investment tax credits; the expected timeline for regulatory approvals and permits; the expected approval timing and cost of various transactions; the estimated impact of the February 2021 extreme winter storm conditions experienced in Texas and parts of the central U.S. (the “Midwest Extreme Weather Event”) and as a result of the Midwest Extreme Weather Event, the significantly elevated pricing that persisted in the Electric Reliability Council of Texas market over several days (the “Market Disruption Event”) on the Corporation, its operations, its facilities and its financial results; the Corporation’s response to the Midwest Extreme Weather Event, the expected future recovery from customers of substantially all incremental commodity costs incurred with the Midwest Extreme Weather Event, and the expectation that the Corporation will have sufficient liquidity to fund such costs in the interim; the expected reduction in CO2 emissions due to the retirement of the Asbury coal facility; statements regarding the Corporation’s sustainability and environmental, social and governance goals, including its net-zero by 2050 target; expectations and plans with respect to current and planned capital projects; expectations with respect to revenues pursuant to power purchase agreements and energy production hedges; ongoing and planned acquisitions, projects and initiatives, including expectations regarding costs, financing, results, ownership structures, power purchase agreements, regulatory matters, in-service dates and completion dates; expectations regarding the Corporation’s corporate development activities and the results thereof, including the expected business mix between the Regulated Services Group and Renewable Energy Group; expectations regarding the Corporation’s development pipeline; the potential impacts of interconnection study results on the Neosho Ridge Wind Facility, and the expected timing for the next interconnection study results for the North Fork Ridge, Kings Point and Neosho Ridge Wind Facilities; expectations regarding regulatory hearings, motions, filings, proceedings and approvals; expectations regarding the resumption of normal collection procedures; expectations regarding the cost of operations, capital spending and maintenance, and the variability of those costs; expected future generation of the Corporation’s energy facilities; expectations regarding legal proceedings and the outcomes thereof; expected demand for renewable sources of power; expected capacity of and energy sales from new energy projects; business plans for the Corporation’s subsidiaries and joint ventures; expected future capital investments, including expected timing, investment plans, sources of funds and impacts; expectations regarding future “greening the fleet” and related initiatives; expectations regarding generation availability, capacity and production; expectations regarding the outcome of existing or potential legal and contractual claims and disputes; expectations regarding the ability to access the capital market on reasonable terms; strategy and goals; expectations regarding the impacts of a failed restructuring by the subsidiary of Abengoa S.A. (“Abengoa”) that holds the interest in Abengoa-Algonquin Global Energy Solutions (“AAGES”); expectations regarding the timing for completion of, and apportionment of liability for, the blade remediation work at the Sugar Creek Wind Facility; expense reductions; expected future base rates; contractual obligations and other commercial commitments; environmental liabilities; dividends to shareholders; expectations regarding the maturity and redemption of the Corporation’s outstanding subordinated notes; expectations regarding the maturity and settlement of the Corporation’s outstanding equity units; expectations regarding the impact of tax reforms; credit ratings; anticipated growth and emerging opportunities in the Corporation’s target markets; anticipated customer benefits; the future impact on the Corporation of actual or proposed laws, regulations and rules; accounting estimates; interest rates; currency exchange rates; commodity prices; the timing for closing of pending acquisitions, including the acquisition of New York American Water (as defined in the AIF (as defined herein)); and this Offering, including the closing date thereof, the expected use of proceeds, the anticipated listing of the Common Shares offered hereunder on the TSX and NYSE and the anticipated tax treatment of the Common Shares and the expected number of issued and outstanding Common Shares upon completion of the Offering. All forward-looking information is given pursuant to the “safe harbour” provisions of applicable securities legislation.
The forward-looking information contained herein pertaining to the Acquisition and the financing thereof, and the future performance, business prospects and opportunities arising from or relating to the Acquisition includes, but is not limited to, statements regarding: the completion of the Acquisition and related expectations regarding the satisfaction of closing conditions, including regulatory approvals; the expected closing date of the Acquisition; the purchase price of the Acquisition and the expected financing thereof; the anticipated benefits of the Acquisition, including the impact of the Acquisition on the Corporation’s business, operations, financial condition, cash flows and results of operations; the Corporation’s “greening the fleet” plans with respect to the Acquired Entities (as defined herein) and the corresponding reduction in greenhouse gases as a result thereof; expectations regarding the Corporation’s customer base, regulated rate-base, electric rate base, distribution and transmission infrastructure; business mix and sustainability objectives following completion of the Acquisition; known and potentially unknown expenses and other liabilities associated with compliance with environmental, health and safety laws, including environmental remediation; expectations regarding the Corporation’s credit rating following the completion of the Acquisition; expectations regarding the regulation of the Acquired Entities following the completion of the Acquisition; expectations regarding the transfer of operational control over the Mitchell Plant (as defined herein); expectations regarding the Acquired Entities’ sourcing of coal-fired generation; expectations regarding the levelized cost of energy from renewable sources; expectations regarding the Acquired Entities and their stakeholders following the completion of the Acquisition, including expectations regarding enhanced investment and employment in the state of Kentucky; and expectations regarding the timing for the transfer or retirement (for rate-making purposes in Kentucky) of the Mitchell Plant.
The forecasts and projections that make up the forward-looking information contained in this Prospectus, including the documents incorporated by reference herein, are based on certain factors or assumptions which include, but are not limited to: the timing and completion of the Acquisition; the realization of the anticipated benefits of the Acquisition, including that the Acquisition will be accretive to the Corporation’s Adjusted Net EPS (as defined herein); the satisfaction of the conditions to closing the Acquisition, including the receipt, in a timely manner, of applicable regulatory and other required approvals and consents; that the Corporation will be able to successfully integrate the Acquired Entities (as defined herein); the absence of any material adverse changes to the Acquired Entities in the intervening period between the closing of the Offering and the closing of the Acquisition; the successful transfer of operational control over the Mitchell Plant to Wheeling Power Company; the transfer of the Mitchell Plant being implemented in accordance with the Corporation’s expectations; the aggregate amount of Acquisition expenses; the absence of undisclosed liabilities of the Acquired Entities; that the Acquired Entities will maintain constructive regulatory relationships with state regulatory authorities; the ability of the Corporation to retain key personnel of the Acquired Entities and the value of such employees; the absence of any material expenses, payments and/or adverse affects due to the operation of change of control and/or termination for convenience provisions in agreements to which the Acquired Entities may be a party; that the Corporation, the Acquired Entities and the Sellers will maintain constructive relationships following the completion of the Acquisition; no adverse developments in the business and affairs of the Sellers during the period when transitional services are provided to the Corporation; the ability of the Corporation to satisfy its liabilities and meet its debt service obligations following completion of the Acquisition; the absence of any reputational harm to the Corporation as a result of the Acquisition; the ability of the Corporation to successfully execute future “greening the fleet” initiatives; the receipt of applicable regulatory approvals and requested rate decisions; the absence of a material increase in the costs of compliance with environmental laws following the completion of the Acquisition; the absence of material adverse regulatory decisions being received and the expectation of regulatory stability; the absence of any material equipment breakdown or failure; availability of financing (including tax equity financing and self-monetization transactions for U.S. federal tax credits) on commercially reasonable terms and the stability of credit ratings of the Corporation and its subsidiaries; the absence of unexpected material liabilities or uninsured losses; the continued availability of commodity supplies and stability of commodity prices; the absence of sustained interest rate increases or significant currency exchange rate fluctuations; the absence of significant operational, financial or supply chain disruptions or liability; the continued ability to maintain systems and facilities to ensure their continued performance; the absence of a severe and prolonged downturn in general economic, credit, social and market conditions; the successful and timely development and construction of new projects; the closing of pending acquisitions substantially in accordance with the expected timing for such acquisitions; the absence of material capital project or financing cost overruns; sufficient liquidity and capital resources; the continuation of long-term weather patterns and trends; the absence of significant counterparty defaults; the continued competitiveness of electricity pricing when compared with alternative sources of energy; the realization of the anticipated benefits of the Corporation’s acquisitions and joint ventures; the absence of a change in applicable laws, political conditions, public policies and directions by governments, materially negatively affecting the Corporation; the ability to obtain and maintain licenses and permits; maintenance of adequate insurance coverage; the absence of a material decrease in market energy prices; the absence of material disputes with taxation authorities or changes to applicable tax laws; continued maintenance of information technology infrastructure and the absence of a material breach of cybersecurity; favourable relations with external stakeholders; and favourable labour relations. Given the continued uncertainty and evolving circumstances surrounding the COVID-19 pandemic and related response from governments, regulatory authorities, businesses, suppliers and customers, there is more uncertainty associated with the Corporation’s assumptions and expectations as compared to periods prior to the onset of COVID-19.
The forward-looking information in this Prospectus, including the documents incorporated by reference, is subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or results anticipated by the forward-looking information. Factors which could cause results or events to differ materially from current expectations include, but are not limited to: changes in general economic, credit, social and market conditions; changes in customer energy usage patterns and energy demand, including regional shifts in industrial or commercial activity; global climate change; the incurrence of environmental liabilities; natural disasters, diseases, pandemics and other force majeure events; critical equipment breakdown or failure; the failure of information technology infrastructure and cybersecurity; physical security breach; inability to complete the Acquisition; impact of significant demands placed on the Corporation as a result of the Acquisition; impact of expenses related to the Acquisition; potential undisclosed liabilities of the Acquired Entities; uncertainty regarding the length of time required to complete the Acquisition; the failure to implement the Corporation’s strategic objectives relating to the Acquired Entities; the anticipated benefits of the Acquisition, which may not materialize or may not occur within the time periods anticipated by the Corporation; Kentucky Power’s failure to receive regulatory approval for the construction of new renewable generation facilities; impact of expenses related to the Acquisition; indebtedness of the Acquired Entities; the Acquisition and related financing, including the Offering, could result in a downgrade of credit ratings of the Corporation; the loss of key personnel and/or labour disruptions; the Corporation’s lack of control over the Acquired Entities prior to the completion of the Acquisition; reputational harm and increased costs of compliance with environmental laws as a result of the Acquisition; claims for nuisance being resolved against Kentucky Power following the completion of the Acquisition; adverse effects against the Corporation or the Acquired Entities during the pendency of the Acquisition; unanticipated expenses and/or cash payments as a result of change of control and/or termination for convenience provisions in agreements to which the Acquired Entities are a party; the reliance on the Sellers for certain transitional services following the completion of the Acquisition; seasonal fluctuations and variability in weather conditions and natural resource availability; reductions in demand for electricity, gas and water due to developments in technology; reliance on transmission systems owned and operated by third parties; issues arising with respect to land use rights and access to the Corporation’s facilities; terrorist attacks; fluctuations in commodity prices; capital expenditures; reliance on subsidiaries; the incurrence of an uninsured loss; a credit rating downgrade; an increase in financing costs or limits on access to credit and capital markets; sustained increases in interest rates; currency exchange rate fluctuations; restricted financial flexibility due to covenants in existing credit agreements; an inability to refinance maturing debt on commercially reasonable terms; disputes with taxation authorities or changes to applicable tax laws; failure to identify, acquire, develop or timely place in service projects to maximize the value of production tax credit qualified equipment; requirement for greater than expected contributions to post-employment benefit plans; default by a counterparty; inaccurate assumptions, judgments and/or estimates with respect to asset retirement obligations; failure to maintain required regulatory authorizations; changes to health and safety laws, regulations or permit requirements; failure to comply with and/or changes to environmental laws, regulations and other standards; changes in laws and regulations; compliance with foreign laws or regulations; failure of compliance programs; failure to identify attractive acquisition or development candidates necessary to pursue the Corporation’s growth strategy; delays and cost overruns in the design and construction of projects, including as a result of COVID-19; loss of key customers; failure to realize the anticipated benefits of acquisitions or joint ventures, including Atlantica Sustainable Infrastructure plc (formerly Atlantica Yield plc) (“Atlantica”) or AAGES acting in a manner contrary to the Corporation’s interests; a drop in the market value of Atlantica’s ordinary shares; facilities being condemned or otherwise taken by governmental entities; increased external stakeholder activism adverse to the Corporation’s interests; fluctuations in the price and liquidity of the Common Shares and the Corporation’s other securities; and the severity and duration of the COVID-19 pandemic and its collateral consequences, including the disruption of economic activity, volatility in capital and credit markets and legislative and regulatory responses. Although the Corporation has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Some of these and other factors are discussed in more detail in the section of this Prospectus entitled “Risk Factors,” in the AIF under the heading “Enterprise Risk Factors” and in the Corporation’s most recent annual and interim Management’s Discussion and Analysis (“MD&A”) under the heading “Enterprise Risk Management”.
Forward-looking information contained in this Prospectus (including any financial outlook) is provided for the purposes of assisting the reader in understanding the Corporation and its business, operations, risks, financial performance, financial position and cash flows as at and for the periods indicated and to present information about management’s current expectations and plans relating to the future and the reader is cautioned that such information may not be appropriate for other purposes.
Forward-looking information contained in this Prospectus, including the documents incorporated by reference, is made as of the date of this Prospectus or the documents incorporated by reference, as applicable, and based on the plans, beliefs, estimates, projections, expectations, opinions and assumptions of management on such date. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking information. Accordingly, readers should not place undue reliance on forward-looking information. While subsequent events and developments may cause the Corporation’s views to change, the Corporation disclaims any obligation to update any forward-looking information or to explain any material difference between subsequent actual events and such forward-looking information, except to the extent required by applicable law. All forward-looking information contained or incorporated by reference in this Prospectus is qualified by these cautionary statements.
PRESENTATION OF FINANCIAL INFORMATION
The financial statements of the Corporation incorporated by reference in this Prospectus are reported in U.S. dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus has been prepared in accordance with U.S. GAAP.
NON-GAAP MEASURES
The terms “Adjusted Net Earnings”, “Adjusted Net Earnings per share” (or “Adjusted Net EPS”) and “adjusted earnings before interest, taxes, depreciation and amortization” (“Adjusted EBITDA”) may be used in this Prospectus and are not recognized measures under U.S. GAAP.
“Adjusted Net Earnings” is a non-GAAP measure used by many investors to compare net earnings from operations without the effects of certain volatile primarily non-cash items that generally have no current economic impact or items such as acquisition expenses or certain litigation expenses that are viewed as not directly related to a company’s operating performance. The Corporation uses “Adjusted Net Earnings” to assess its performance without the effects of (as applicable): gains or losses on foreign exchange, foreign exchange forward contracts, interest rate swaps, acquisition costs, one-time costs of arranging tax equity financing, certain litigation expenses and write down of intangibles and property, plant and equipment, earnings or loss from discontinued operations, unrealized mark-to-market revaluation impacts (other than those realized in connection with the sales of development assets), costs related to management succession and executive retirement, costs related to prior period adjustments due to the Tax Cuts and Jobs Act (“U.S. Tax Reform”), costs related to condemnation proceedings, financial impacts from the Market Disruption Event on the Corporation’s Senate Wind Facility, changes in value of investments carried at fair value, and other typically non-recurring or unusual items as these are not reflective of the performance of the underlying business of the Corporation. The non-cash accounting charge related to the revaluation of U.S. deferred income tax assets and liabilities as a result of implementation of the effects of U.S. Tax Reform is adjusted as it is also considered a non-recurring item not reflective of the performance of the underlying business of the Corporation. The Corporation believes that analysis and presentation of net earnings or loss on this basis will enhance an investor’s understanding of the operating performance of its businesses. “Adjusted Net Earnings” is not intended to be representative of net earnings or loss determined in accordance with U.S. GAAP, and can be impacted positively or negatively by these items. The Corporation uses “Adjusted Net EPS” to enhance assessment and understanding of the performance of the Corporation. “Adjusted Net EPS” represents Adjusted Net Earnings less dividends on preferred shares divided by the weighted average number of Common Shares outstanding during the relevant period.
“Adjusted EBITDA” is a non-GAAP measure used by many investors to compare companies on the basis of ability to generate cash from operations. The Corporation uses these calculations to monitor the amount of cash generated by the Corporation. The Corporation uses “Adjusted EBITDA” to assess the operating performance of the Corporation without the effects of (as applicable): depreciation and amortization expense, income tax expense or recoveries, acquisition costs, certain litigation expenses, interest expense, gain or loss on derivative financial instruments, write down of intangibles and property, plant and equipment, earnings attributable to noncontrolling interests, non-service pension and post-employment costs, cost related to tax equity financing, costs related to management succession and executive retirement, costs related to prior period adjustments due to the U.S. Tax Reform, costs related to condemnation proceedings, financial impacts from the Market Disruption Event on the Company's Senate Wind Facility, gain or loss on foreign exchange, earnings or loss from discontinued operations, changes in value of investments carried at fair value, and other typically non-recurring or unusual items. The Corporation adjusts for these factors as they may be non-cash, unusual in nature and are not factors used by management for evaluating the operating performance of the Company. The Corporation believes that presentation of this measure will enhance an investor’s understanding of the Corporation’s operating performance. “Adjusted EBITDA” is not intended to be representative of cash provided by operating activities or results of operations determined in accordance with U.S. GAAP, and can be impacted positively or negatively by these items.
There is no standardized measure of “Adjusted Net Earnings”, “Adjusted Net EPS” or “Adjusted EBITDA” and the Corporation’s method of calculating these measures may differ from methods used by other companies and therefore may not be comparable to similar measures presented by other companies. For further information regarding the terms “Adjusted Net Earnings”, “Adjusted Net EPS” or “Adjusted EBITDA” and other non-GAAP financial measures used by the Corporation and referred to in the documents incorporated by reference herein, including an explanation, calculation and analysis and, as applicable, a reconciliation to the most directly comparable U.S. GAAP measure, see “Non-GAAP Financial Measures” in the Corporation’s most recent annual and interim MD&A.
DOCUMENTS INCORPORATED BY REFERENCE
The following documents, each of which has been filed with the securities commissions or similar authorities in each of the provinces of Canada and filed with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), are specifically incorporated by reference in and form an integral part of this Prospectus:
(a)	the Corporation’s Annual Information Form dated March 4, 2021 for the year ended December 31, 2020 (the “AIF”);
(b)
the audited consolidated financial statements of the Corporation as at and for the years ended December 31, 2020 and December 31, 2019, together with the report of independent registered public accounting firm thereon, as filed on SEDAR on March 4, 2021;

(c)	the MD&A of the Corporation for the year ended December 31, 2020, as filed on SEDAR on March 4, 2021;
(d)	the management information circular of the Corporation filed on SEDAR on May 3, 2021 in respect of the Corporation’s annual meeting of shareholders held on June 3, 2021;
(e)	the interim unaudited consolidated financial statements of the Corporation as at and for the three and six months ended June 30, 2021, as filed on SEDAR on August 12, 2021;
(f)	the MD&A of the Corporation for the three and six months ended June 30, 2021, as filed on SEDAR on August 12, 2021;
(g)	the material change report dated October 27, 2021 in respect of the Acquisition and the Offering;
(h)
the template version (as such term is defined in National Instrument 41-101 – General Prospectus Requirements (“NI 41-101”)) of the term sheet for the Offering dated October 26, 2021 (the “Term Sheet”); and

(i)	the template version of the investor presentation dated October 26, 2021 (the “Investor Presentation”).

Any documents of the Corporation of the type referred to above, including all annual information forms, all information circulars, all annual and interim financial statements and MD&A relating thereto, all material change reports (excluding confidential material change reports), news releases containing financial information for financial periods more recent than the most recent annual or interim financial statements, and any business acquisition reports subsequently filed by the Corporation with a securities commission or similar authority in Canada after the date of this Prospectus and prior to the termination of the Offering hereunder shall be deemed to be incorporated by reference in this Prospectus (except that any description of the Corporation’s credit ratings in any such document shall not be deemed to be incorporated by reference into this Prospectus). These documents will be available through the internet on SEDAR, which can be accessed at www.sedar.com.
Documents or information in an annual report on Form 40-F filed by the Corporation with the SEC under the U.S. Exchange Act, from the date of this Prospectus and prior to the termination or completion of the Offering shall be deemed to be incorporated by reference into this Prospectus and be deemed exhibits to the registration statement of which this Prospectus forms a part. In addition, any other report on Form 6-K and the exhibits thereto filed or furnished by the Corporation with the SEC under the U.S. Exchange Act from the date of this Prospectus and prior to the termination or completion of the Offering shall be deemed to be incorporated by reference into this Prospectus or as exhibits to the registration statement, as applicable, but only if and to the extent expressly so provided in such reports. Further, prior to the termination or completion of the Offering the Corporation may incorporate by reference into this Prospectus information from documents that it files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act, if and to the extent expressly provided therein. The Corporation’s current reports on Form 6-K and annual reports on Form 40-F are available from the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system at www.sec.gov.
Any statement contained in this Prospectus or in any other document (or part thereof) incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Prospectus modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
MARKETING MATERIALS
The Term Sheet and Investor Presentation are not part of this Prospectus to the extent that the contents thereof have been modified or superseded by a statement contained in this Prospectus or any amendment. Any template version of any marketing materials (as defined in NI 41-101) with respect to the Offering that is filed after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus.
WHERE YOU CAN FIND MORE INFORMATION
The Corporation has filed with the SEC, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-10 with respect to the Common Shares to be issued under the Offering. This Prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to the Corporation and the Offering, reference is made to the registration statement and to the schedules and exhibits filed therewith. Statements included in this Prospectus or the documents incorporated by reference herein about the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, prospective investors should refer to the copy of the document filed as an exhibit to the registration statement for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
The Corporation will provide to each person to whom this Prospectus is delivered, without charge, upon request to the Vice President, Investor Relations of the Corporation at 354 Davis Road, Oakville, Ontario, L6J 2X1, Email:

InvestorRelations@APUCorp.com, Telephone: (905) 465-4500, copies of the documents incorporated by reference in this Prospectus. The Corporation does not incorporate by reference in this Prospectus any of the information on, or accessible through, its website.
The Corporation files certain reports with, and furnishes other information to, each of the SEC and certain securities commissions or similar regulatory authorities of Canada. Under the multijurisdictional disclosure system adopted by Canada and the U.S., such reports and other information may be prepared in accordance with the disclosure requirements of the securities regulatory authorities in the applicable provinces of Canada, which requirements are different from those of the U.S. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. The Corporation’s reports and other information filed or furnished with or to the SEC are available from the SEC’s EDGAR system at www.sec.gov as well as from commercial document retrieval services. The Corporation’s Canadian filings are available on SEDAR at www.sedar.com. Unless specifically incorporated by reference herein, documents filed or furnished by the Corporation on SEDAR or EDGAR are neither incorporated in nor part of this Prospectus.

BUSINESS OF THE CORPORATION
General
Algonquin Power & Utilities Corp. was originally incorporated under the Canada Business Corporations Act on August 1, 1988 as Traduction Militech Translation Inc. Pursuant to articles of amendment dated August 20, 1990 and January 24, 2007, the Corporation amended its articles to change its name to Société Hydrogenique Incorporée – Hydrogenics Corporation and Hydrogenics Corporation – Corporation Hydrogenique, respectively. Pursuant to a certificate and articles of arrangement dated October 27, 2009, the Corporation, among other things, created a new class of common shares, transferred its existing operations to a newly formed independent corporation, exchanged new common shares for all of the trust units of Algonquin Power Co. and changed its name to Algonquin Power & Utilities Corp. The head and registered office of the Corporation is located at 354 Davis Road, Oakville, Ontario, L6J 2X1.
The Corporation’s operations are organized across two primary business units consisting of: the Regulated Services Group, which primarily owns and operates a portfolio of regulated assets in the United States, Canada, Chile and Bermuda; and the Renewable Energy Group, which primarily owns and operates a diversified portfolio of renewable generation assets. The Corporation also undertakes development activities for both business units, working with a global reach to identify, develop, acquire, or invest in renewable power generating facilities, regulated utilities and other complementary infrastructure projects.
Regulated Services Group	Renewable Energy Group
Electric Utilities Natural Gas Utilities Water and Wastewater Utilities Natural Gas and Electric Transmission	Wind Power Generation Solar Generation Hydro Electric Generation Thermal Co-Generation
Regulated Services Group
The Regulated Services Group operates a diversified portfolio of regulated utility systems throughout the United States, Canada, Chile and Bermuda. The Regulated Services Group seeks to provide safe, high quality and reliable services to its customers and to deliver stable and predictable earnings to the Corporation. In addition to encouraging and supporting organic growth within its service territories, the Regulated Services Group seeks to deliver continued growth in earnings through accretive acquisitions of additional utility systems.
Renewable Energy Group
The Renewable Energy Group generates and sells electrical energy produced by its diverse portfolio of renewable power generation and clean power generation facilities primarily located across the United States and Canada. The Renewable Energy Group seeks to deliver continuing growth through development of new greenfield power generation projects and accretive acquisitions of additional electric energy generation facilities. The Renewable Energy Group directly owns and operates hydroelectric, wind, solar, and thermal facilities. In addition to directly owned and operated assets, the Renewable Energy Group has certain investments in generating assets, which includes the Corporation’s approximate 44.2% indirect beneficial interest in Atlantica, a NASDAQ-listed company that owns and operates a portfolio of international clean energy and water infrastructure assets. The Corporation reports its investment in Atlantica under the Renewable Energy Group.
See “Description of the Business” in the AIF and “Overview and Business Strategy” in the Corporation’s most recent interim MD&A.
RECENT DEVELOPMENTS
Proposed Acquisition of Kentucky Power Company and AEP Kentucky Transmission Company
On October 26, 2021, the Corporation announced that Liberty Utilities Co. (“Liberty Utilities”), an indirect subsidiary of the Corporation, had entered into an agreement (the “Acquisition Agreement”) with American Electric Power Company, Inc. (“AEP”) and, AEP Transmission Company, LLC (“AEP TransCo”, and, together with AEP, the “Sellers”) to acquire Kentucky Power Company (“Kentucky Power”) and AEP Kentucky Transmission Company, Inc. (“Kentucky TransCo” and, together with Kentucky Power, the “Acquired Entities”) for a total purchase price of approximately U.S.$2.846 billion, subject to customary closing adjustments, including the assumption of approximately U.S.$1.221 billion in debt (the “Acquisition”). The expected rate base acquisition multiple for the Acquisition is 1.3x based on expected mid-year 2022 rate base of U.S.$2.2 billion. Kentucky Power is a state rate-regulated electricity generation, distribution and transmission utility operating within the Commonwealth of Kentucky, serving approximately 228,000 active customer connections and operating under a cost of service framework. Kentucky TransCo is an electricity transmission business operating in the Kentucky portion of the transmission infrastructure that is part of the Pennsylvania – New Jersey – Maryland regional transmission organization (“PJM”). Kentucky Power and Kentucky TransCo are both regulated by the United States Federal Energy Regulatory Commission (“FERC”).
The closing of the Acquisition is currently expected to occur in the middle of 2022, subject to regulatory and governmental approvals and satisfaction or waiver of all other closing conditions. See “The Acquisition”.
Financial Outlook
On November 11, 2021, the Corporation is expected to release its financial results for the quarter ending September 30, 2021. Based on currently available, preliminary information, results are estimated to be moderately impacted by lower than forecasted wind resource at certain of the Corporation’s renewable energy facilities, largely offset by lower than forecasted depreciation and interest expense as well as the self-monetization of tax attributes from its renewable energy facilities.
In addition, the Corporation currently expects its Adjusted Net EPS for the 2021 fiscal year to be in or around the lower end of the Corporation’s previously-disclosed range of U.S.$0.71 to U.S.$0.76 (see “Non-GAAP Measures”). This estimate is based on the following assumptions, as well as those set out under “Cautionary Statement on Forward-Looking Statements and Forward-Looking Information”:
•	normalized weather patterns in the geographical areas in which the Corporation operates or has projects;
•	a renewable resource estimate and realized pricing that is consistent with long-term averages;
•	the Corporation being able to obtain favourable regulatory outcomes, including fuel cost recovery at its Missouri electric utility relating to the Midwest Extreme Weather Event; and
•	absence of adverse supply chain impacts or other delays impacting the estimated placed-in-service timing of the Corporation’s 2021 construction projects.
The Corporation’s estimated financial results set out in this Prospectus constitute “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws. Actual results may differ materially. Accordingly, investors are cautioned not to place undue reliance on these estimates. See “Cautionary Statement on Forward-Looking Statements and Forward-Looking Information”.
Credit Rating Reviews
On October 28, 2021, two days following the announcement by the Corporation that it had entered into the Acquisition Agreement, each of Fitch Ratings, Inc. (“Fitch”), DBRS Limited (“DBRS”) and Standard & Poor’s Financial Services LLC (“S&P”) made announcements regarding the credit ratings of the Corporation and its subsidiaries.
Fitch affirmed (i) the existing issuer ratings of both the Corporation and Liberty Utilities (‘BBB’ Long-Term Issuer Default Rating (“IDR”) and ‘F2’ Short-Term IDR, respectively), and (ii) all the security ratings of the Corporation, Liberty Utilities and Liberty Utilities Finance GP1 (“Liberty GP”). Fitch also noted that the rating outlooks for the Corporation and Liberty Utilities are stable and that the credit ratings of Algonquin Power Co. (“APCo”) are unaffected by the Acquisition. Fitch noted that it views the Acquisition to be neutral to the credit quality of the Corporation and Liberty Utilities, given the underlying credit quality of Kentucky Power, and what Fitch expects to be a relatively credit-supportive financing plan for the Acquisition.
DBRS placed the Corporation’s ‘BBB’ Issuer Rating and ‘Pfd-3’ Preferred Shares ratings ‘Under Review with Developing Implications’. DBRS indicated that it views the Acquisition as a positive development from a business risk perspective due to the expected increase in the Corporation’s regulated assets and rate base and expected improvements in jurisdictional diversification and capital expenditure planning. Notwithstanding these potentially positive impacts, the ‘Under Review with Developing Implications’ rating action reflects DBRS’s view that the

Corporation’s financing plan for the Acquisition, which may include the issuance of hybrid debt, could increase the Corporation’s nonconsolidated leverage. DBRS noted that if the Corporation’s nonconsolidated debt-to-capital ratio, as calculated by DBRS, rises significantly above 20% following the issuance of any hybrid debt, a negative rating action could be taken.
S&P revised its outlook on the Corporation, Liberty Utilities, APCo, Liberty GP and Empire from stable to negative, noting a lack of certainty regarding the Corporation’s financing plan for the Acquisition, beyond the Offering, which could expose the Corporation to execution risks related to the procurement of credit supportive funding. S&P also noted that the negative outlook incorporates the possibility of any material adverse regulatory requirements which may be necessary to close the Acquisition. S&P also affirmed its ‘BBB’ issuer credit rating for each of the Corporation, Liberty Utilities, APCo, Liberty GP and Empire. Finally, S&P placed its ‘BBB (high)’ rating on Liberty GP’s senior unsecured debt on CreditWatch with negative implications to reflect its view of the potential for such debt to be structurally subordinated following the closing of the Acquisition.
Please see “The Acquisition – Acquisition Financing – Financing Plan” and “Risk Factors – Risks Relating to the Acquisition and the Acquired Entities”.
THE ACQUISITION
Overview
On October 26, 2021, the Corporation announced that Liberty Utilities had entered into the Acquisition Agreement with the Sellers to acquire Kentucky Power and Kentucky TransCo. The aggregate purchase price for the Acquisition is approximately U.S.$2.846 billion, comprised of a cash purchase price of approximately U.S.$1.625 billion and the assumption of approximately U.S.$1.221 billion in debt, subject to customary closing adjustments. The closing of the Acquisition is currently expected to occur in the middle of 2022.
Acquisition Agreement
The following description is a summary only, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Acquisition Agreement, a copy of which has been filed with the Canadian securities regulatory authorities and with the SEC, and which is available on the Corporation’s SEDAR profile at www.sedar.com and the SEC’s EDGAR system at www.sec.gov. Investors should read the full text of the Acquisition Agreement.
Closing of the Acquisition is subject to receipt of certain regulatory and governmental approvals, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), clearance of the Acquisition by the Committee on Foreign Investment in the United States (“CFIUS”), the approval by each of the Kentucky Public Service Commission (“KPSC”) and FERC, the approval of the Public Service Commission of West Virginia (“WVPSC”) with respect to the termination, and replacement with the Mitchell Agreements (as defined below), of the existing operating agreement for Kentucky Power’s 50% interest, representing 780 MW, in a coal-fired power plant located in Moundsville, West Virginia (the “Mitchell Plant”), and the satisfaction of other customary closing conditions. The Corporation is subject to a “no burdensome condition” standard to obtain the required regulatory and governmental approvals, provided that the Corporation is not required to agree to any conditions that would have a material adverse effect on the Acquired Entities as a whole.
The Acquisition Agreement contains representations, warranties, covenants, indemnities, conditions and termination rights typical of those contained in business acquisition agreements negotiated between sophisticated purchasers and vendors acting at arm’s length. The representations and warranties shall not survive the completion of the Acquisition, but the Corporation has obtained representation and warranty insurance coverage, which is subject to customary limitations and conditions. In addition, if the Acquisition Agreement is terminated in certain circumstances, including due to a failure to receive required regulatory approvals (other than the approval of the KPSC, FERC or the WVPSC for the termination and replacement of the existing operating agreement for the Mitchell Plant), the Corporation may be required to pay to the Sellers a termination fee of U.S.$65 million.
Ancillary Agreements
The parties have also agreed to the forms of the following in the Acquisition Agreement to be entered into at or prior to closing: (i) a transition services agreement (the “TSA”) for certain services that will be required from Sellers for a transitional period following closing; (ii) a new 50/50 ownership agreement in respect of the Mitchell

Plant as between Kentucky Power and Wheeling Power Company (“Wheeling”), a wholly-owned subsidiary of AEP (the “Mitchell Ownership Agreement”); (iii) a new operations agreement for the Mitchell Plant providing that Wheeling shall provide operations and maintenance services (the “Mitchell O&M Agreement” and together with the Mitchell Ownership Agreement, the “Mitchell Agreements”), subject to regulatory approval; and (iv) a compliance agreement (the “Compliance Agreement”, and together with the TSA and the Mitchell Agreements, the “Ancillary Agreements”) governing the terms under which the Mitchell Plant and the Big Sandy natural gas generating facility in Kentucky (the “Big Sandy Plant”) will comply with the consent decree entered in United States, et al. v. American Electric Power Service Corp., et al., Civil Action Nos. C2-99-1182 and C2-99-1250 and United States, et al. v. American Electric Power Service Corp., et al., Civil Action Nos. C2-04-1098 and C2-05-360, and all amendments or modifications thereto (the “Consent Decree”), which sets out year-by-year aggregate emissions caps on nitrogen oxides (“NOx”) and sulphur dioxide (“SO2”) for AEP’s eastern system generating units, including the Mitchell Plant and the Big Sandy Plant, as part of a 2007 resolution of an enforcement proceeding under the Federal Clean Air Act against AEP and affiliated entities.
The TSA generally provides for services to be performed by the Sellers to support the continued operations of Kentucky Power and Kentucky Transco in the ordinary course pending their full transition over to Liberty Utilities and its operating infrastructure. The covered services are primarily related to back-office, administrative assistance, operations and support functions and are expected to range in duration from one to 24 months, depending on the service and taking into account optional extension rights of Liberty Utilities.
The Mitchell Agreements govern the joint ownership of the Mitchell Plant by Kentucky Power and Wheeling and the operation of the Mitchell Plant by Wheeling on behalf of both parties pursuant to the Mitchell O&M Agreement. Other than certain operational matters delegated to Wheeling as the operator under the Mitchell O&M Agreement, decisions in respect of the Mitchell Plant generally require the mutual consent of representatives of both Kentucky Power and Wheeling. The costs and benefits of ownership of the Mitchell Plant are generally shared on a 50/50 basis between Kentucky Power and Wheeling, with each party entitled to 50% of the capacity of the Mitchell Plant and each party responsible for 50% of expenses.
As discussed below (see “— Acquisition Highlights”), Kentucky Power and Wheeling plan to seek regulatory approval to transfer operational control of the Mitchell Plant to Wheeling and set up Kentucky Power’s exit from the plant in 2028. In order for Wheeling to continue to own and operate the Mitchell Plant following 2028, certain upgrades would be necessary to comply with applicable environmental regulations. Accordingly, the Mitchell Agreements provide that (i) unless it has previously elected to retire the Mitchell Plant at the end of 2028, Wheeling is obligated to acquire Kentucky Power’s interest in the Mitchell Plant at the end of 2028 at a price to be agreed (or, if not agreed, at a price to be determined in accordance with the Mitchell Ownership Agreement), and (ii) the costs of any upgrades associated with Wheeling’s continued ownership and operation post-2028 shall be borne exclusively by Wheeling. If Wheeling does not acquire Kentucky Power’s interest in the Mitchell Plant, the parties are required to cease operating the Mitchell Plant on December 31, 2028 and decommission the Mitchell Plant.The Compliance Agreement (i) requires AEP, Kentucky Power, Wheeling and Liberty Utilities to comply with the aspects of the Consent Decree applicable to their respective operations, (ii) assigns annual NOx and SO2 emissions caps to the Big Sandy Plant and to each of Kentucky Power and Wheeling on a 50/50 basis with respect to their respective interests in the Mitchell Plant in order to facilitate compliance with the system-wide emissions caps applicable under the Consent Decree, and (iii) provides for indemnification for breaches of the Compliance Agreement (including liquidated damages for breaches of the emissions caps thereunder).
About the Acquired Entities
Kentucky Power
Kentucky Power, a wholly-owned subsidiary of AEP, is a fully regulated vertically integrated utility with electricity generation, distribution and transmission utility business operations. Kentucky Power is headquartered in Ashland, Kentucky and serves approximately 228,000 active customer connections in 20 eastern Kentucky counties. Kentucky Power operates under a cost-of-service framework regulated by the KPSC with current customer rates set in January 2021 through a rate case order that provides for a base return on equity (“ROE”) of 9.3% (with certain regulatory assets having an approved ROE of 9.1%). Kentucky Power is also regulated by FERC.

Kentucky Power currently (i) owns and operates approximately 1,060 MWs of generating capacity in the form of two regulated electricity generation facilities (the Mitchell Plant and the Big Sandy Plant), and (ii) procures electricity under a unit power agreement the (“Rockport UPA”) with a coal generation plant near Rockport, Indiana (the “Rockport Plant”), which expires in December 2022, as well as through market purchases in the PJM.
Kentucky TransCo
Kentucky TransCo, a wholly-owned subsidiary of AEP TransCo, is a fully regulated electricity transmission business with assets exclusively in Kentucky and operates the Kentucky portion of the transmission infrastructure that is part of the PJM. Kentucky TransCo is regulated by FERC and receives revenues through PJM’s Open Access Transmission Tariffs (“OATT”) with rates currently set at approximately 10.4% ROE (comprised of an approximately 9.9% base rate plus a 0.5% regional transmission organization incentive adder).
Acquisition Highlights
Significant Growth in Regulated Electric Utility Operations
The acquisition of Kentucky Power and Kentucky TransCo is expected to add over U.S.$2 billion1 of regulated electricity generation, distribution and transmission rate base assets to the Corporation’s current portfolio, increasing the Corporation’s pro forma electric rate base from 63%2 to 72%2 of the Corporation’s estimated total pro forma rate base calculated as of mid-year 2022. Upon closing of the Acquisition, the Corporation expects its regulated rate base to increase by 32% to approximately U.S. $9 billion2, its customer base to increase by 19% to over 1.42 million customer connections and to have approximately 41,0002 miles of distribution and transmission infrastructure, representing a 37% increase. As a result of the Acquisition, the Corporation’s business mix is expected to shift to nearly 80%2 regulated operations, calculated on a pro forma basis as of mid-year 2022.
Leverages Greening the Fleet Experience & Re-Confirms Leadership in the Energy Transition
Kentucky Power currently operates two regulated electricity generation facilities (the Mitchell Plant and the Big Sandy Plant in Kentucky), and procures electricity under a unit power agreement with the Rockport Plant as well as through market purchases in PJM. In separate filings, Kentucky Power and Wheeling plan to seek regulatory approval to transfer operational control of the Mitchell Plant to Wheeling and set up Kentucky Power’s exit from the plant in 2028.
To support the expiry of the Rockport UPA in 2022 and the expected transfer or retirement (for rate-making purposes in Kentucky) of Kentucky Power’s 50% ownership interest (representing 780 MW) in the Mitchell Plant in 2028, Kentucky Power is expected to have the opportunity to replace these fossil fuel generation sources, representing an aggregate of over 1 GW of generating capacity, with renewable generation. The addition of this generation would support the transition of Kentucky Power’s generating mix to non-emitting generation sources and materially reduce the greenhouse gas (“GHG”) emissions intensity of its generation output.
The Corporation has significant experience in “greening” fleets of regulated fossil fuel generation. In 2017, the Corporation completed the acquisition of The Empire District Electric Company (“Empire”) and recently completed a U.S.$1.1 billion investment in 600 MW of wind generation (“greening the fleet”) to support Empire’s service territory, which included the early retirement of the Asbury Coal Plant, reducing GHG emissions by nearly one million metric tons, a reduction in absolute emissions (scope 1 and 2) by 33% and a 26% reduction in emission intensity through the end of 2020 from 2017 levels at Empire. Similarly, at CalPeco, the Corporation’s electricity utility in California, the Corporation has implemented similar initiatives, investing approximately U.S.$132 million in the addition of two utility scale solar generation facilities in order to provide clean energy for its California customers, which has contributed to a 38% reduction in absolute emissions (scope 1 and 2) and a 47% reduction in emission intensity through the end of 2020 compared to 2017 levels.
Accretive to Earnings and Maintains Investment Grade Credit Profile
Based on the financing plan, as disclosed in this Prospectus, and expectations around earnings for Kentucky Power and Kentucky TransCo over the short- and long-term, the Acquisition is expected to (i) be accretive to Adjusted Net EPS in the first full year of ownership, (ii) generate mid-single digit percentage Adjusted Net EPS accretion thereafter and (iii) support growth in the Corporation’s Adjusted Net EPS over the long-term with a financing plan designed to maintain the Corporation’s investment grade credit ratings.
[1]	Mid-2022 estimate.
[2]	Mid-2022 estimate, including the Corporation’s pending acquisition of New York American Water Company, Inc.

Commitment to Kentucky Power’s Communities, Customers and Employees
Following the closing of the Acquisition, Kentucky Power will continue to be regulated by the KPSC and FERC, and Kentucky TransCo will continue to be regulated by FERC. The Corporation intends to maintain Kentucky Power’s headquarters in the state of Kentucky and enhance investment as well as employment opportunities in the state. As the Corporation integrates Kentucky Power, incremental employment opportunities are expected as certain formerly centralized activities are anticipated to be delivered locally. In addition, the Corporation expects that Kentucky Power will continue to support the communities in its existing service territories.
Net-Zero Target
On October 5, 2021, the Corporation announced its target to achieve net-zero by 2050. This target is rooted in the Corporation’s purpose of sustaining energy and water for life and is a reflection of the Corporation’s track record of being a leader in the transition to a low-carbon economy. The Corporation’s longer-term plans with respect to “greening the fleet” and decarbonization initiatives at Kentucky Power are aligned with the Corporation’s purpose and goal of achieving net-zero across the Corporation’s business operations for scope 1 and scope 2 emissions by 2050.
Acquisition Financing
Committed Financing
The Corporation has obtained a U.S.$2.725 billion syndicated acquisition financing commitment from Canadian Imperial Bank of Commerce and The Bank of Nova Scotia to support the Acquisition (the “Acquisition Financing Commitment”) which funds shall, if drawn, be used for the purposes of financing the cash purchase price of the Acquisition and certain costs associated with the assumption of certain indebtedness of the Acquired Entities and to provide an alternative source of funds for existing intercompany debt of the Acquired Entities. The Acquisition Financing Commitment is subject to customary terms and conditions, including certain commitment reductions upon closing of permanent financing, as further described below.
The Acquisition Financing Commitment consists of (i) a senior unsecured equity bridge facility in an aggregate principal amount of up to U.S.$1.475 billion, repayable in full on the first anniversary following the initial funding of the Acquisition Financing Commitment (which shall coincide with closing of the Acquisition) (the “Acquisition Closing Date”), (ii) a senior unsecured term credit facility in an aggregate principal amount of up to U.S.$150 million, repayable in full on the second anniversary of the Acquisition Closing Date, and (iii) a senior unsecured term credit facility in an aggregate principal amount of up to U.S.$1.10 billion, repayable in full on the first anniversary of the Acquisition Closing Date. Subject to certain prescribed exceptions, the Corporation is required to effect certain reductions or prepayments, as applicable, of the Acquisition Financing Commitment in amounts equal to the net cash proceeds of the issuance of any indebtedness, equity securities (including in connection with the Offering) and hybrid securities, any non-ordinary course asset sales or dispositions above certain monetary thresholds, or any reduction in the purchase price under the Acquisition Agreement. See “Relationship Between the Corporation and Certain Underwriters”
Financing Plan
The Corporation expects the full net proceeds of the Offering to be used to partially finance the Acquisition, provided that, in the short-term, prior to the closing of the Acquisition, the Corporation expects to use such net proceeds to reduce amounts outstanding under existing credit facilities of the Corporation and its subsidiaries, which indebtedness was principally incurred as a result of ordinary course operations and to fund the Corporation’s previously disclosed growth opportunities. See “Use of Proceeds” for further details.
Following closing of the Offering, the Corporation does not expect to raise additional capital by way of the issuance of Common Shares through mid-2022, being the expected timing for closing of the Acquisition. The Corporation expects to satisfy the remainder of the cash purchase price for the Acquisition through a variety of funding sources, which may include a combination of hybrid debt, equity units, and/or the monetization of non-regulated assets or investments. The timing of the remaining financing activities will be influenced by the regulatory approval process for the Acquisition and are subject to prevailing market conditions. The Corporation’s financing plan is designed to maintain its investment grade credit ratings.

DESCRIPTION OF THE COMMON SHARES
The authorized share capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in one or more series. As of November 2, 2021, there were 627,798,826 Common Shares, 4,800,000 cumulative rate reset preferred shares, series A, nil cumulative floating rate preferred shares, series B, 100 series C preferred shares, 4,000,000 cumulative rate reset preferred shares, series D, nil cumulative floating rate preferred shares, series E, nil series F preferred shares and nil series G preferred shares outstanding.
The following description of the Common Shares is a summary of certain of their material attributes and characteristics which does not purport to be complete.
The holders of Common Shares are entitled to dividends if, as and when declared by the board of directors of the Corporation, to one vote per share at meetings of the holders of Common Shares and to receive a pro rata share of any remaining property and assets of the Corporation upon liquidation, dissolution or winding up of the Corporation. All Common Shares are of the same class and with equal rights and privileges and are not subject to future calls or assessments.
The Corporation declared and paid a quarterly dividend of U.S.$0.1706 per Common Share for the third quarter of 2021, which translates to a total annual dividend of U.S.$0.6824 per Common Share. However, any future determination to pay dividends will be at the discretion of the Corporation’s board of directors and will be dependent upon the Corporation’s cash flow from operations, financial condition, financial leverage, working capital requirements and investment opportunities, as well as general economic conditions and other factors deemed relevant by the Corporation’s board of directors.
The Corporation has adopted a shareholder rights plan as amended, restated and continued as of June 6, 2019 and approved by shareholders on June 9, 2019. A copy of the shareholder rights plan has been filed with the securities regulatory authority in each of the provinces of Canada and is available electronically at www.sedar.com. For additional information on the shareholder rights plan, see “Shareholders’ Rights Plan” in the AIF.
USE OF PROCEEDS
The net proceeds to the Corporation from the Offering will be $768,049,920 after payment of the underwriting commission of $32,002,080 but before deducting expenses of the Offering, which are estimated to be approximately $1.4 million and will be paid from the general funds of the Corporation. In the event that the Over-Allotment Option is exercised in full, the net proceeds before deducting expenses of the Offering will be, in the aggregate, $883,257,408.
The Corporation expects that the full net proceeds of the Offering will be used to partially finance the Acquisition, provided that, in the short-term, prior to the closing of the Acquisition, the Corporation expects to use such net proceeds to reduce amounts outstanding under existing credit facilities (which indebtedness was principally incurred as a result of ordinary course operations and to fund the Corporation’s previously disclosed growth opportunities) as follows: (i) approximately $267 million to the Corporation’s revolving credit facility; (ii) approximately $490 million to Liberty Utilities’ revolving credit facility; and (iii) approximately $11 million to Liberty Utilities’ commercial paper program. In the event that the Over-Allotment Option is exercised, the additional net proceeds are expected to be used to further reduce amounts outstanding under Liberty Utilities’ commercial paper program.
While the Corporation intends to use the net proceeds as set out above, the Offering is not conditional upon the closing of the Acquisition and management of the Corporation will have discretion concerning the use of proceeds of the Offering as well as the timing of such expenditures. See “Risk Factors”.

CONSOLIDATED CAPITALIZATION
Upon completion of the Offering, the Corporation will have an aggregate of approximately 671,878,826 Common Shares outstanding (assuming no exercise of outstanding stock options or of the Over-Allotment Option and excluding any Common Shares issuable pursuant to the Corporation’s employee share purchase plan and other similar purchase plans (as amended from time to time)), or, assuming exercise of the Over-Allotment Option in full (and no exercise of outstanding stock options and excluding any Common Shares issuable pursuant to the Corporation’s employee share purchase plan and other similar purchase plans (as amended from time to time)), approximately 678,490,826 Common Shares outstanding.
The following table sets forth the unaudited consolidated capitalization of the Corporation as at June 30, 2021, and the unaudited pro forma consolidated capitalization of the Corporation as at June 30, 2021 after giving effect to: (i) the net proceeds of the Offering assuming no exercise of the Over-Allotment Option, determined after deducting the Underwriters’ fee and estimated expenses of the Offering on an after-tax basis and (ii) the short-term application of the net proceeds, prior to the closing of the Acquisition, to reduce amounts outstanding under the existing credit facilities of the Corporation and its subsidiaries. See “Use of Proceeds” and “The Acquisition—Acquisition Financing—Financing Plan” for further details.
The financial information set out in the following table has been compiled based on financial statements prepared in accordance with U.S. GAAP:
	As at June 30, 2021 (unaudited U.S. $ in million)	Pro forma as at June 30, 2021 (unaudited U.S. $ in million)(1)
Total Debt	6,622.4	6,004.3
Shareholders’ equity
Common Shares	5,251.8	5,869.9
Preferred Shares	184.3	184.3
Additional paid-in capital	—	—
(Deficit)	(205.8)	(205.8)
Accumulated other comprehensive loss	(56.1)	(56.1)
Redeemable non-controlling interest	323.5	323.5
Non-Controlling Interest	1,474.8	1,474.8

Total capitalization	U.S.$13,594.9	U.S.$13,594.9
(1)	The net proceeds of the Offering were converted from Canadian dollars to U.S. dollars using the daily exchange rate as reported by the Bank of Canada on November 2, 2021 of $1.00 = U.S.$0.8062.

PLAN OF DISTRIBUTION
Subject to the terms and conditions set forth in an underwriting agreement dated as of October 27, 2021 (the “Underwriting Agreement”) among the Corporation and the Underwriters, the Corporation has agreed to sell to the Underwriters, and each of the Underwriters has agreed, severally (and not jointly or jointly and severally) to purchase from the Corporation, as principals, the number of Common Shares set forth opposite its name below, in cash at the Offering Price of $18.15 per Common Share, against delivery of the Common Shares on the Closing Date.
Underwriter	Number of Common Shares
CIBC World Markets Inc.	9,807,801
Scotia Capital Inc.	9,807,800
BMO Nesbitt Burns Inc.	4,408,000
National Bank Financial Inc.	4,408,000
RBC Dominion Securities Inc.	4,408,000
TD Securities Inc.	4,408,000
Morgan Stanley Canada Limited	2,204,000
Desjardins Securities Inc.	1,028,533
iA Private Wealth Inc.	1,028,533
Raymond James Ltd.	1,028,533
J.P. Morgan Securities Canada Inc.	440,800
Merrill Lynch Canada Inc.	440,800
Wells Fargo Securities Canada Ltd.	440,800
HSBC Securities (Canada) Inc.	220,400
Total	44,080,000
The Underwriting Agreement provides that, in consideration of the services of the Underwriters in connection with the Offering, the Corporation will pay the Underwriters a fee of $0.726 per Common Share issued and sold as part of the Offering. Assuming the Over-Allotment Option is not exercised, the total price to the public, underwriting commission and net proceeds to the Corporation, before deducting expenses of the Offering, will be $800,052,000, $32,002,080 and $768,049,920, respectively. The Underwriters’ fee in respect of the Offering is payable on the Closing Date. The expenses of the Offering payable by the Corporation, not including the underwriting commission, are estimated at approximately $1.4 million.
The Corporation has granted to the Underwriters the Over-Allotment Option to purchase up to an additional 6,612,000 Common Shares on the same terms and conditions as the Offering, exercisable in whole or in part on one occasion prior to 5:00 p.m. (Toronto time) on the 30th day following the Closing Date solely (i) for the purpose of covering over-allotments that exist on the Closing Date, if any, and (ii) for market stabilization purposes. A purchaser who acquires Common Shares forming part of the Underwriters’ over-allocation position acquires those Common Shares under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or through secondary market purchases. If the Underwriters exercise the Over-Allotment Option in full, the total price to the public, underwriting commission and net proceeds to the Corporation, before deducting expenses of the Offering, will be $920,059,800, $36,802,392 and $883,257,408, respectively. This Prospectus qualifies the issuance of Common Shares upon exercise of the Over-Allotment Option.
The terms of the Offering were established through negotiation between the Corporation and the Lead Underwriters, on their own behalf and on behalf of the other Underwriters.
The obligations of the Underwriters under the Underwriting Agreement are several and not joint or joint and several and may be terminated at their discretion upon the occurrence of certain stated events specified in the Underwriting Agreement including the “regulatory out”, “litigation out”, “breach out”, “material change out” and “disaster out” provisions in the Underwriting Agreement.
The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and applicable Canadian securities laws, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.
If an Underwriter fails or refuses to purchase the Common Shares which it has agreed to purchase, the other Underwriters may, but are not obligated to, purchase such Common Shares; provided, however, that in the event that the percentage is 10% or less of the total number of Common Shares which the Underwriters have agreed to purchase, the other Underwriters shall be obligated severally to purchase on a pro rata basis the Common Shares which would otherwise have been purchased by the one or more Underwriters which failed or refused to purchase. The Underwriters are, however, obligated to take up and pay for all Common Shares (other than pursuant to the Over-Allotment Option except to the extent it shall have been exercised) if any are purchased under the Underwriting Agreement.
The Underwriters are offering the Common Shares, subject to prior sale, if, as and when issued to and accepted by them, subject to certain conditions contained in the Underwriting Agreement.
The Public Offering Price for the Common Shares is payable in Canadian dollars only. All of the proceeds of the Offering will be paid to the Corporation by the Underwriters in Canadian dollars based on the Canadian dollar Public Offering Price. The Underwriters propose to offer the Common Shares initially at the Public Offering Price. After a reasonable effort has been made to sell all of the Common Shares at the Public Offering Price, the Underwriters may subsequently reduce the selling price to investors from time to time in order to sell any of the Common Shares remaining unsold. Any such reduction will not affect the net proceeds received by the Corporation pursuant to the Offering. In the event the Public Offering Price of the Common Shares is reduced, the compensation received by the Underwriters will be decreased by the amount by which the aggregate price paid by the purchasers for the Common Shares is less than the gross proceeds paid to the Corporation by the Underwriters for the Common Shares.
Subscriptions for Common Shares will be received subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice.
The Offering is being made concurrently in each of the provinces of Canada and the United States pursuant to the multi-jurisdictional disclosure system implemented by the securities regulatory authorities in Canada and the SEC. The Common Shares will be offered in Canada and the United States by the Underwriters either directly or through their respective Canadian or U.S. broker dealer affiliates or agents, as applicable. No Common Shares offered hereunder will be offered or sold in any jurisdiction except by or through brokers or dealers duly registered under the applicable securities laws of that jurisdiction, or in circumstances where an exemption from such registered dealer requirements is available.
Listing
The Corporation’s outstanding Common Shares are listed on the TSX and the NYSE under the symbol “AQN”. The TSX has conditionally approved the listing of the Common Shares to be issued under this Prospectus and the Corporation has applied to list such Common Shares on the NYSE. Listing of such Common Shares on the TSX and the NYSE will be subject to the Corporation fulfilling all of the listing requirements of the TSX and the NYSE, as applicable. There can be no assurance that such Common Shares will be accepted for listing on the TSX or the NYSE, as the case may be.
No Sales of Similar Securities
The Corporation has agreed that, without the prior written consent of the Lead Underwriters, on behalf of the Underwriters (such consent not to be unreasonably withheld), the Corporation will not, and will not publicly disclose an intention to, for a period of 60 days from the Closing Date, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares; (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise; or (C) file any prospectus or registration statement with the Ontario Securities Commission or the SEC relating to the offering of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares.
Notwithstanding the above, the restrictions contained in the foregoing sentence shall not apply to (1) the Common Shares to be issued and sold hereunder, (2) the issuance by the Corporation of Common Shares upon the exercise of an option, warrant or purchase contract or the conversion of a security outstanding on the date hereof as described in this Prospectus (including the documents incorporated by reference herein), (3) the issuance by the Corporation of any Common Shares or options to acquire Common Shares or other award, right or grant pursuant to the Corporation’s stock option plan, deferred share unit plan, performance and restricted share unit plan or employee share purchase plan existing on the date hereof and described in this Prospectus (including the documents incorporated by reference herein) and the issuance of Common Shares in connection with the exercise or vesting of any such options, awards rights or grants, (4) the issuance by the Corporation of any Common Shares pursuant to its dividend reinvestment plan as described in this Prospectus (including the documents incorporated by reference herein), or (5) the filing of any base shelf prospectus, any prospectus supplement or registration statement for the renewal of the Corporation’s ATM Program (as defined herein) or any registration statement for the renewal of the Corporation’s dividend reinvestment plan, provided in respect of item (5) that, without the prior written consent of the Lead Underwriters, on behalf of the Underwriters (such consent not to be unreasonably withheld), no Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares may be distributed in respect of such base shelf prospectus, prospectus supplement or registration statement and the Corporation may not publicly disclose an intention in respect of any such distribution during such 60 day period following the Closing Date.
Price Stabilization, Short Positions
Pursuant to policy statements of certain securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase Common Shares. The policy statements allow certain exceptions to the foregoing prohibitions. The Underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of the Investment Industry Regulatory Organization of Canada, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with the Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.
Until the distribution of the Common Shares is completed, SEC rules may limit the Underwriters from bidding for and purchasing Common Shares. We have been advised by the Underwriters that, in connection with the Offering, the Underwriters may effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those that might otherwise prevail in the open market. If the Underwriters create a short position in the Common Shares in connection with the Offering (i.e., if they sell more Common Shares than are listed on the cover of this Prospectus), the Underwriters may reduce that short position by purchasing Common Shares in the open market. The Underwriters may also elect to reduce any short position by exercising the Over-Allotment Option in full or in part as described above. Purchases of Common Shares to stabilize the price or to reduce a short position may cause the price of the Common Shares to be higher than it might be otherwise be in the absence of such purchases.
Neither the Corporation nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Corporation nor any of the Underwriters make any representation that the Underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Corporation or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of certain of the Underwriters are lenders under the Corporation and its subsidiaries’ credit facilities, and have provided the Acquisition Financing Commitment, for which they have received, and in the future would receive, customary fees. In addition, certain of the Underwriters or their affiliates act as agents in respect of the Corporation’s ATM Program (as defined herein) for which they may in the future receive customary fees.
In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the Underwriters or their affiliates have a lending relationship with the Corporation and routinely hedge, and certain other of those Underwriters or their affiliates may hedge, their credit exposure to the Corporation consistent with their customary risk management policies. Typically, these Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Corporation’s securities. Any such credit default swaps or short positions could adversely affect future trading prices of the Common Shares. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
See “Relationship Between the Corporation and Certain Underwriters”.
Settlement
Registration of interests in and transfers of the Common Shares will be made only through a book-entry only system administered by CDS. On or about November 8, 2021, the expected Closing Date, or on such later date as the Corporation and the Underwriters may agree, the Corporation will deliver to CDS certificates evidencing, or will make an electronic deposit to CDS of, the aggregate number of Common Shares subscribed for under the Offering. Common Shares must be purchased and transferred through a participant in CDS (a “CDS Participant”). All rights of an owner of Common Shares must be exercised through, and all payments or other property to which such owner is entitled will be made or delivered by, CDS or the CDS Participant through which the owner holds Common Shares. Upon purchase of any Common Shares, the owner will receive only the customary confirmation. References in this Prospectus to a holder of Common Shares means, unless the context otherwise requires, the owner of the beneficial interest in such shares.
The ability of a beneficial owner of Common Shares to pledge the Common Shares or otherwise take action with respect to such owner’s interest in such shares (other than through a CDS Participant) may be limited due to the lack of a physical certificate.
Neither the Corporation nor the Underwriters will assume any liability for: (a) any aspect of the records relating to the beneficial ownership of the Common Shares held by CDS or the payments relating thereto; (b) maintaining, supervising or reviewing any records relating to the Common Shares; or (c) any advice or representation made by or with respect to CDS and those contained in this Prospectus and relating to the rules governing CDS or any action to be taken by CDS or at the direction of its CDS Participants. The rules governing CDS provide that it acts as the agent and depository for the CDS Participants. As a result, CDS Participants must look solely to CDS and persons, other than CDS Participants, having an interest in the Common Shares must look solely to CDS Participants for payments made by or on behalf of the Corporation to CDS in respect of the Common Shares.
The Corporation expects that delivery of the Common Shares will be made against payment therefor on or about the Closing Date, which is expected to be the third business day following the date of this Prospectus (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Common Shares on any date prior to two U.S. business days before delivery will be required, by virtue of the fact that the Common Shares initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Common Shares who wish to make such trades should consult their own advisor.
Selling Restrictions
Notice to Prospective Investors in the European Economic Area and the United Kingdom
The Common Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the U.K. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Common Shares or otherwise making them available to retail investors in the EEA or the U.K. has been prepared and therefore offering or selling the Common Shares or otherwise making them available to any retail investor in the EEA or U.K. may be unlawful under the PRIIPS Regulation. This Prospectus been prepared on the basis that any offer of Common Shares in any Member State of the EEA or in the U.K. will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Common Shares. The Prospectus is not a prospectus for the purposes of the Prospectus Directive. References to Regulations or Directives include, in relation to the U.K., those Regulations or Directives as they form part of U.K. domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in U.K. domestic law, as appropriate.
The above selling restriction is in addition to any other selling restriction set out below.
Additional Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Notice to Prospective Investors in Hong Kong
The Common Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Common Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Common Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The Common Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each Underwriter has agreed that it will not offer or sell any Common Shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Singapore
This Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Common Shares may not be circulated or distributed, nor may the Common Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Common Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Common Shares pursuant to an offer made under Section 275 of the SFA except:
(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Corporation has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Common Shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the Offering. This Prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the Common Shares offered by this Prospectus may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Common Shares without disclosure to investors under Chapter 6D of the Corporations Act. The Common Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the Offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions. This Prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this Prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Switzerland
The Common Shares offered by this Prospectus may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Common Shares or the Offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the Offering, us or the Common Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Common Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and any offers of Common Shares have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or “CISA.” The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Common Shares.

RELATIONSHIP BETWEEN THE CORPORATION AND CERTAIN UNDERWRITERS
The Corporation expects that the full net proceeds of the Offering will be used to partially finance the Acquisition, provided that, in the short-term, prior to the closing of the Acquisition, the Corporation expects to use such net proceeds to reduce amounts outstanding under existing credit facilities of the Corporation and its subsidiaries, which indebtedness was principally incurred as a result of ordinary course operations and to fund the Corporation’s previously disclosed growth opportunities.
CIBC World Markets Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc., RBC Dominion Securities Inc., TD Securities Inc., Morgan Stanley Canada Limited, Desjardins Securities Inc., J.P. Morgan Securities Canada Inc., Merrill Lynch Canada Inc., Wells Fargo Securities Canada, Ltd. and HSBC Securities (Canada) Inc. are affiliates of financial institutions which are lenders (the “Lenders”) to the Corporation, APCo (a trust of which the Corporation is the sole unitholder), Liberty Utilities and/or Bermuda Electric Light Company Limited (“BELCO”) (a subsidiary of the Corporation) under their respective credit facilities. In addition, affiliates of the Lead Underwriters have provided the Acquisition Financing Commitment to the Corporation and/or its subsidiaries in connection with the Acquisition. The Corporation also engaged CIBC World Markets Inc. and Morgan Stanley & Co. LLC as financial advisors for the Acquisition. Accordingly, the Corporation may be considered to be a connected issuer of each of the above-named Underwriters under applicable securities laws.
As of October 15, 2021 there was approximately: (i) U.S.$215.0 million drawn and U.S.$1.7 million and $2.6 million in outstanding letters of credit under the Corporation’s revolving credit facility; (ii) no amounts drawn on the Corporation’s revolving credit facility entered into on October 5, 2020; (iii) U.S.$390.0 million drawn and U.S.$38.8 million and $4.9 million in outstanding letters of credit under APCo’s revolving credit facility; (iv) U.S.$354.0 million drawn and U.S.$72.9 million in outstanding letters of credit under Liberty Utilities’ revolving credit facility; (v) U.S.$499.0 million in commercial paper issued by Liberty Utilities; (vi) no amounts drawn under the revolving credit facility of Liberty Utilities entered into October 5, 2020; (vii) U.S.$100.7 million and $36.8 million outstanding letters of credit under APCo’s letter of credit facility; and (viii) U.S.$74.8 million drawn under BELCO’s revolving credit facility. The Corporation, APCo, Liberty Utilities and BELCO are in compliance with all material terms of the agreements governing the respective facilities and the Lenders have not waived any material breach of the agreements governing such credit facilities since their execution.
The decision to distribute the Common Shares offered hereby and the determination of the terms of the distribution were made through negotiations primarily between the Corporation and the Lead Underwriters, on their own behalves and on behalf of the other Underwriters. The Lenders were not involved in the decision to offer the Common Shares and will not be involved in the determination of the terms of the distribution of the Common Shares. Each of the Underwriters will receive its proportionate share of the aggregate underwriting commission payable by the Corporation to the Underwriters.

TRADING PRICES AND VOLUMES
Common Shares
The outstanding Common Shares are traded on the TSX and the NYSE under the trading symbol “AQN”.
The following table sets forth the high and low price for, and the volume of trading in, the Common Shares on the TSX for the periods indicated, based on information obtained from the TSX.
	Price ($)
Month	High	Low	Volume
2020
November	21.73	19.93	33,265,298
December	21.36	20.10	41,923,046

2021
January	22.48	20.57	32,018,640
February	22.67	19.69	30,462,192
March	20.22	18.95	59,489,029
April	21.25	19.74	52,904,092
May	19.94	18.26	48,266,917
June	19.78	18.31	69,462,447
July	19.93	18.47	38,722,461
August	20.19	19.31	31,790,990
September	19.89	18.56	42,151,037
October	18.86	17.71	58,751,480
November 1 - 2	18.02	17.81	4,317,154
PRIOR SALES
During the 12 months preceding the date of this Prospectus, the Corporation issued the following Common Shares and securities convertible into Common Shares:
Common Shares
During the 12 months preceding the date of this Prospectus, the Corporation issued an aggregate of 23,531,465 Common Shares pursuant to its ATM Program at an average issue price of $19.57, as set out in the chart below:
Month of Issue	Number of Common Shares Issued	Average Issue Price
March 2021	8,188,225	$19.78
April 2021	2,994,891	$20.41
May 2021	4,009,049	$18.57
June 2021	1,597,757	$18.60
August 2021	2,876,510	$19,89
September 2021	3,865,033	$19.69
Convertible Securities
During the 12 months preceding the date of this Prospectus, the Corporation issued 1,886 Common Shares on the conversion of 5.00% convertible unsecured subordinated debentures issued in the first quarter of 2016:
Date of Issue	Number of Shares Issued
April 19, 2021	1,415
May 7, 2021	471

Equity Units
On June 23, 2021, the Corporation completed an underwritten marketed public offering of 20,000,000 equity units (the “Equity Unit Offering”) for total gross proceeds of U.S.$1.0 billion. The underwriters subsequently exercised their option to purchase an additional 3,000,000 equity units on the same terms as the Equity Unit Offering, bringing the total gross proceeds including the over-allotment to U.S.$1.15 billion. Each equity unit was issued in a stated amount of U.S.$50 and, at issuance, consisted of a contract to purchase Common Shares and a 1/20, or 5%, undivided beneficial ownership interest in a U.S.$1,000 principal amount remarketable senior note of the Corporation due June 15, 2026. Pursuant to the purchase contracts, holders are required to purchase Common Shares on June 15, 2024.
The minimum settlement rate under the purchase contracts is 2.7778 Common Shares, which is approximately equal to the U.S.$50 stated amount per equity unit, divided by the threshold appreciation price of U.S.$18.00 per Common Share, which represents a premium of 20% over the reference price of U.S.$15.00 per Common Shares. The maximum settlement rate under the purchase contracts is 3.3333 Common Shares, which is approximately equal to the U.S.$50 stated amount per equity unit, divided by the reference price. Each of the settlement rates is subject to adjustment in certain circumstances.
Stock Options
During the 12-month period preceding the date of this Prospectus, 61,225 share options were exercised at a weighted average price of C$14.75 in exchange for 12,021 Common Shares issued from treasury, and 49,204 options settled at their cash value as payment for the exercise price and tax withholdings related to the exercise of the options.
Performance Share Units / Restricted Share Units
During the 12-month period preceding the date of this Prospectus, the Corporation granted the following restricted share units (“RSUs”) and performance share units (“PSUs”) under its Performance and Restricted Share Unit Plan for employees of the Corporation and its and its participating affiliates (the “Share Unit Plan”):
Period	Number of RSUs Granted	Number of PSUs Granted
Three Months Ended December 31, 2020	—	30,319
Three Months Ended March 31, 2021	47,631	182,963
Three Months Ended June 30, 2021	56,087	414,400
July 1, 2021 to November 2, 2021	3,696	—
Additional PSUs and RSUs, as applicable, are also issued quarterly, pursuant to the terms of the Share Unit Plan, as dividend equivalents units on outstanding PSUs and/or RSUs, as applicable, in connection with the payment of dividends on the Common Shares.
Under the Share Unit Plan, the Corporation has the option to pay vested PSUs and RSUs in cash, Common Shares purchased on the market or in Common Shares issued from treasury. If vested PSUs or RSUs are paid in Common Shares, the participant would receive one Common Share for each whole vested PSU or RSU.
During the 12-month period preceding the date of this Prospectus, the Corporation settled 815,729 PSUs and RSUs in exchange for 422,514 Common Shares issued from treasury, and 393,215 PSUs and RSUs were settled at their cash value as payment for tax withholdings related to the settlement of PSUs and RSUs.
Directors’ Deferred Share Units
During the 12-month period preceding the date of this Prospectus, the Corporation granted the following deferred share units (“DSUs”) under its DSU Plan to non-employee directors of the Corporation:
Period	Number of Units Granted
Three Months Ended December 31, 2020	18,539
Three Months Ended March 31, 2021	15,970
Three Months Ended June 30, 2021	19,579
July 1, 2021 to November 2, 2021	24,818

Under the DSU Plan, non-employee directors of the Corporation may elect annually to receive all or any portion of their compensation in DSUs in lieu of cash compensation. The DSU Plan provides for settlement of DSUs in cash or Common Shares at the election of the Corporation. Additional DSUs are also issued quarterly, pursuant to the terms of the DSU Plan, as dividend equivalent units on outstanding DSUs in connection with the payment of dividends on the Common Shares.
During the 12-month period preceding the date of this Prospectus, the Corporation settled 87,306 DSUs in exchange for 40,887 Common Shares issued from treasury, and 46,419 DSUs were settled at their cash value as payment for tax withholdings related to the settlement of DSUs.
Employee Share Purchase Plan
During the 12-month period preceding the date of this Prospectus, the Corporation issued 375,944 Common Shares pursuant to its employee stock purchase plan at a weighted average issue price of $19.89 per Common Share.
Dividend Reinvestment Plan
During the 12-month period preceding the date of this Prospectus, the following number of Common Shares were issued from treasury pursuant to the Corporation’s dividend reinvestment plan at the average price per Common Share and month indicated below:
Month of Issue	Number of Common Shares	Price per Share
January 2021	1,403,636	$20.42
April 2021	1,522,858	$19.39
July 2021	1,633,962	$17.81
October 2021	1,624,230	$17.52
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
In the opinion of Blake, Cassels & Graydon LLP, counsel to the Corporation, and Bennett Jones LLP, counsel to the Underwriters, the following is, as of the date of this Prospectus, a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) to a purchaser who acquires as beneficial owner Common Shares pursuant to this Offering and who, for purposes of the Tax Act, deals at arm’s length with the Corporation and the Underwriters, is not affiliated with the Corporation or the Underwriters, and acquires and holds the Common Shares as capital property (a “Holder”). Generally, the Common Shares will be considered to be capital property to a Holder provided that the Holder does not use or hold the Common Shares in the course of carrying on a business of buying and selling securities and such Holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.
This summary is based on the provisions of the Tax Act and the regulations thereto (the “Regulations”) in force as of the date hereof, and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA and publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies or assessing practices of the CRA, whether by way of judicial, legislative or governmental decision or action. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.
Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares must be determined in Canadian dollars. Any such amount that is expressed or denominated in a currency other than Canadian dollars must be converted into Canadian dollars using the relevant exchange rate determined in accordance with the Tax Act.
This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Holder, and no representations concerning the tax consequences to any particular Holder are made. The tax consequences of acquiring, holding and disposing of Common Shares will vary according to the Holder’s particular circumstances.

Holders should consult their own tax advisors regarding the tax considerations applicable to them having regard to their particular circumstances, including the application and effect of the income and other tax laws of any country, province or other jurisdiction that may be applicable to the Holder.
Residents of Canada
The following portion of this summary is applicable to a Holder who, for the purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times, is or is deemed to be resident in Canada (a “Resident Holder”). A Resident Holder to whom the Common Shares might not constitute capital property may make, in certain circumstances, the irrevocable election permitted by subsection 39(4) of the Tax Act to have the Common Shares, and all other Canadian securities held by such person, treated as capital property. Resident Holders considering making such election should first consult their own tax advisors.
The following portion of this summary does not apply to a Resident Holder (i) that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act; (iv) that reports its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian currency; (v) that has entered or will enter into, with respect to the Common Shares, a “derivative forward agreement” or “synthetic disposition arrangement”, each as defined in the Tax Act; (vi) that receives dividends on its Common Shares under or as part of a “dividend rental arrangement” as defined in the Tax Act; (vii) that is exempt from tax under Part I of the Tax Act; or (viii) that is a corporation resident in Canada and is or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or series of transactions or events that includes the acquisition of Common Shares, controlled by a non-resident person or group of non-resident persons not dealing with each other at arm’s length, for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Resident Holders should consult their own tax advisors with respect to an investment in Common Shares. In addition, this summary does not address the deductibility of interest by a Resident Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of the Common Shares.
Taxation of Dividends
Dividends received or deemed to be received on a Common Share will be included in computing a Resident Holder’s income for purposes of the Tax Act. Dividends received by a Resident Holder who is an individual (other than certain trusts) will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations. To the extent that the Corporation designates the dividends as “eligible dividends” within the meaning of the Tax Act in the prescribed manner, such dividends will be eligible for the enhanced gross-up and dividend tax credit. Dividends received by individuals (other than certain trusts) may give rise to alternative minimum tax under the Tax Act, depending on the individual’s circumstances.
Dividends received or deemed to be received by a Resident Holder that is a corporation will be included in computing the corporation’s income and will generally be deductible in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received (or deemed to be received) by a Resident Holder that is a corporation as a gain from the disposition of capital property or as proceeds of disposition. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances. A Resident Holder that is a “private corporation” (as defined in the Tax Act) or a “subject corporation” (as defined in section 186 of the Tax Act) may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the Common Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income. A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax on its “aggregate investment income” (as defined in the Tax Act), including any dividends or deemed dividends that are not deductible in computing the Resident Holder’s taxable income.
Disposition of Common Shares
Upon a disposition or a deemed disposition of a Common Share (other than a disposition to the Corporation that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market), a Resident Holder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Share to the Resident Holder. The cost to the Resident Holder of a Common Share acquired pursuant to this Offering will, at any particular time, be determined by averaging the cost of such share with the adjusted cost base of all Common Shares of the Corporation owned by the Resident Holder as capital property at that time, if any.
One half of any such capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year will be required to be included in computing the Resident Holder’s income for that year, and one half of any such capital loss (an “allowable capital loss”) realized by a Resident Holder must generally be deducted against taxable capital gains realized by the Resident Holder in that year. Allowable capital losses not deductible in the taxation year in which they are realized may ordinarily be deducted by the Resident Holder against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to the detailed rules contained in the Tax Act in this regard. Capital gains realized by an individual (other than certain trusts) may be subject to alternative minimum tax. Resident Holders should consult their own tax advisors with respect to the application of alternative minimum tax.
If the Resident Holder is a corporation, the amount of any capital loss realized on the disposition or deemed disposition of a Common Share by the Resident Holder may be reduced by the amount of dividends received or deemed to have been received by the Resident Holder on such Common Shares to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns Common Shares, or where a partnership or trust is itself a member of a partnership or a beneficiary of a trust that owns Common Shares.
If the Resident Holder is a “Canadian-controlled private corporation” (as defined in the Tax Act), the Resident Holder may also be liable to pay a refundable tax on its “aggregate investment income”, which is defined to include an amount in respect of taxable capital gains.
Non-Resident Holders
The following portion of this summary is applicable to a Holder who, for the purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times, is not resident or deemed to be resident in Canada and who does not use or hold (and is not deemed to use or hold) the Common Shares in connection with a business carried on in Canada (a “Non-Resident Holder”). This part of the summary is not applicable to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere or is an “authorized foreign bank” (within the meaning of the Tax Act).
Taxation of Dividends
Dividends paid or credited or deemed to be paid or credited by the Corporation to a Non-Resident Holder will generally be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of such withholding under an income tax treaty between Canada and the country where the Holder is resident. For example, under the Canada-United States Tax Convention (1980) (the “Treaty”), the withholding tax rate in respect of a dividend paid to a person who is the beneficial owner of the dividend and is resident in the United States for purposes of, and entitled to full benefits under, the Treaty, is generally reduced to 15%. Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.
Disposition of Common Shares
A Non-Resident Holder of Common Shares who disposes of or is deemed to dispose of Common Shares (other than in a disposition to the Corporation that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market) will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Common Shares unless the Common Shares constitute, or are deemed to constitute, “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Holder at the time of the disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. Provided that the Common Shares are listed on a designated stock exchange (which includes the TSX and the NYSE) at a particular time, the Common Shares generally will not constitute taxable Canadian property to a Holder at that time unless, at any time during the 60-month period ending at that time: (i) 25% or more of the issued shares of any class or series of the Corporation’s capital stock were owned by any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length, and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the value of the Common Shares was derived, directly or indirectly, from one or any combination of (a) real or immoveable property situated in Canada, (b) Canadian resource properties, (c) timber resource properties, and (d) options in respect of any such property, all for purposes of the Tax Act. A Non-Resident Holder’s Common Shares can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act.
If the Common Shares are considered taxable Canadian property to the Non-Resident Holder, then upon a disposition or a deemed disposition of such Common Shares (other than a disposition to the Corporation that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market), the Non-Resident Holder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the Non-Resident Holder.
One half of any such capital gain (a “taxable capital gain”) realized by a Non-Resident Holder in a taxation year will be required to be included in computing the Non-Resident Holder’s income for that year, and one half of any such capital loss (an “allowable capital loss”) realized by a Non-Resident Holder in a taxation year must generally be deducted against taxable capital gains realized by the Non-Resident Holder in that year from dispositions of taxable Canadian property. Allowable capital losses from dispositions of taxable Canadian property not deductible in the taxation year in which they are realized may ordinarily be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years from dispositions of taxable Canadian property, subject to the detailed rules contained in the Tax Act in this regard.
An applicable income tax treaty or convention may apply to exempt a Non-Resident Holder from tax under the Tax Act in respect of a disposition of Common Shares notwithstanding that such shares may constitute taxable Canadian property.
Non-Resident Holders whose Common Shares may be taxable Canadian property should consult their own tax advisors.
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax considerations applicable to a U.S. holder (as defined below) relating to the purchase, ownership and disposition of Common Shares pursuant to the Offering. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. The Corporation has not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary is limited to beneficial owners of Common Shares that purchased such Common Shares in the Offering for cash and that hold such common stock as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation and does not deal with any U.S. federal tax consequences other than income taxes (such as estate and gift tax consequences) or any state, local or foreign tax consequences. In addition, this summary does not address all United States federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as, for example:
•
tax consequences to holders who may be subject to special tax treatment, such as brokers and dealers in securities, currencies or commodities, thrifts, banks and financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, governmental organizations, qualified foreign pension funds, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the United States, controlled foreign corporations and corporations that accumulate earnings to avoid U.S. federal income tax, passive foreign investment companies, or insurance companies;

•
tax consequences to persons holding Common Shares as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell Common Shares under the constructive sale provisions of the Code;

•	tax consequences to persons whose functional currency is not the U.S. dollar;

•	tax consequences to persons subject to special tax accounting rules under section 451(b) of the Code;
•	tax consequences to holders that own, directly, indirectly or constructively stock representing 10% or more of the total combined voting stock or value of the Corporation;
•	tax consequences available to persons that will hold Common Shares in an individual retirement account, 401(k) plan or similar tax-favored account;
•	tax consequence to holders who hold Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services;
•	tax consequences to partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities; or
•	alternative minimum tax consequences, if any.
If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds Common Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding Common Shares should consult their own tax advisor.
This summary of certain United States federal income tax considerations is for general information only and is not tax advice, and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their own tax advisor with respect to the application of United States federal income tax laws to their particular situation as well as any tax considerations arising under other United States federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
For purposes of this summary, a “U.S. holder” means a beneficial owner of Common Shares that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions on Common Shares
Distributions on the Common Shares will be treated as dividends to the extent paid out of the Corporation’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds the Corporation’s current and accumulated earnings and profits for a taxable year, the distribution would be treated as a tax-free return of capital to the extent of a U.S. holder’s adjusted tax basis in the Common Shares. To the extent that such distribution exceeds a U.S. holder’s adjusted tax basis, it would be treated as capital gain. Such capital gain would be long-term capital gain if the U.S. holder’s holding period in the Common Shares exceeds one year as of the date of distribution. Otherwise, such capital gain would be short-term capital gain. Long-term capital gain of a non-corporate U.S. holder is generally eligible for reduced rates of taxation. The Corporation does not intend to maintain calculations of earnings and profits in a manner necessary to enable U.S. holders to determine the extent to which a distribution would be treated as a dividend. U.S. holders should therefore assume that any distribution by the Corporation with respect to the Common Shares would constitute dividend income.
Certain dividends paid to non-corporate U.S. holders by “qualified foreign corporations” may be taxed at favorable rates. If the Common Shares are readily tradable on an established U.S. securities market within the meaning of the Code or if the Corporation is eligible for benefits under the income tax treaty between Canada and the United States, the Corporation generally would constitute a qualified foreign corporation for U.S. federal income tax purposes and, therefore, distributions on the Common Shares to non-corporate U.S. holders that are treated as dividends for U.S. federal income tax purposes would be treated as qualified dividend income eligible for such favorable rates, provided the applicable holding period requirements and certain other requirements are met

(including, without limitation, the requirement that the Corporation not be classified as a “passive foreign investment company” for U.S. federal income tax purposes (a “PFIC”)). Distributions on the Common Shares will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code with respect to certain dividends. The dividend rules are complex, and each U.S. holder should consult its own tax advisor regarding the application of such rules.
The amount of dividend income for U.S. federal income tax purposes will include any amounts withheld in respect of Canadian taxes.
Sale or Other Taxable Disposition of Common Shares
Upon a sale or other taxable disposition of Common Shares, U.S. holders generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized and the holder’s tax basis in the Common Shares. Gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the Common Shares have been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.
PFIC Rules
In general, the Corporation will be a PFIC for United States federal income tax purposes in any taxable year if (after taking into account the income and assets of Corporation and certain of its subsidiaries) 75% or more of its gross income is passive income, or at least 50% of the average value of its assets is attributable to assets held for the production of, or that produce, passive income. For this purpose, “passive income” generally includes, among other things, interest, dividends, rents, royalties, certain gains from the sale of stock and securities and certain gains from commodities transactions.
PFIC status is determined on an annual basis. The Corporation does not expect to be a PFIC for the taxable year ending December 31, 2021. The determination of whether the Corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and will depend on the composition of the Corporation’s income, expenses and assets from time to time and the nature of its activities. PFIC classification is factual in nature, and generally cannot be determined until the close of the taxable year in question. Consequently, there can be no assurances regarding the PFIC status of the Corporation for its current or any future taxable year. If you own Common Shares during a taxable year in which the Corporation is a PFIC, the PFIC rules generally will apply to you thereafter, even if in subsequent taxable years the Corporation no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the IRS regarding whether the Corporation is a PFIC.
In general, if the Corporation were to be treated as a PFIC, certain adverse rules would apply to dividends received from the Corporation and to dispositions of the Common Shares (potentially including dispositions that would not otherwise be taxable), including taxation at maximum ordinary income tax rates plus an interest charge on both gain from the sale of the Common Shares and certain “excess distributions” paid by the Corporation. In addition, in any year in which the Corporation is a PFIC, a U.S. holder generally must file an annual return on IRS Form 8621, which describes the income received (or deemed to be received in the event you make certain elections (to the extent available)) from the Corporation, any gain realized on a disposition of the Common Shares and certain other information.
U.S. holders are urged to consult their own tax advisor about the PFIC rules in connection with their holding of the Common Shares, including potential elections that may be available to mitigate some of the adverse consequences relating to PFIC status.
Medicare Tax
Certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% tax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). U.S. holders should consult their own tax advisors regarding the application, if any, of this tax on their ownership and disposition of Common Shares.
Receipt of Foreign Currency
The amount of any distribution paid to a U.S. holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. holders who use the accrual method of tax accounting. Each U.S. holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.
Foreign Tax Credit
Subject to the PFIC rules discussed above, a U.S. holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. holder during a year.
Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. holder’s U.S. federal income tax liability that such U.S. holder’s “foreign source” taxable income bears to such U.S. holder’s worldwide taxable income. In applying this limitation, a U.S. holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Common Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex and will depend on the holder’s particular circumstances, and each U.S. holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.
Backup Withholding and Information Reporting
Information returns may be required to be filed with the IRS in connection with dividends received with respect to Common Shares and proceeds from the disposition of Common Shares, unless the U.S. holder is an exempt recipient. A U.S. holder may also be subject to backup withholding on these payments unless the holder provides such holder’s taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules or the holder provides proof of an applicable exemption. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
U.S. holders may be required to report information relating to an interest in Common Shares or an account through which Common Shares are held, subject to certain exceptions (including an exception for Common Shares held in accounts maintained by certain U.S. financial institutions), by attaching a complete IRS Form 8938 to such holder’s tax return for each year in which such holder holds an interest in Common Shares. In addition, U.S. holders may be required to make other tax filings with respect to their investment in Common Shares, including, among others, IRS Form 926. Penalties for failure to file certain of these information returns may be substantial. U.S. holders should consult their own tax advisers regarding information reporting requirements relating to their ownership of Common Shares.

ELIGIBILITY FOR INVESTMENT
In the opinion of Blake, Cassels & Graydon LLP, counsel to the Corporation, and Bennett Jones LLP, counsel to the Underwriters, subject to the provisions of any particular plan, provided that the Common Shares offered hereby are listed on a designated stock exchange (which currently includes the TSX and the NYSE) or the Corporation is a “public corporation” for the purposes of the Tax Act, the Common Shares, if issued on the date hereof, would be, on such date, qualified investments under the Tax Act and the Regulations for a trust governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a registered education savings plan (“RESP”), a registered disability savings plan (“RDSP”), a deferred profit sharing plan, or a tax free savings account (“TFSA”).
Notwithstanding that the Common Shares may be qualified investments for a trust governed by an RRSP, RRIF, RESP, TFSA or RDSP, the annuitant under an RRSP or RRIF, a subscriber of an RESP, or the holder of a TFSA or an RDSP, as the case may be, may be subject to a penalty tax if such Common Shares are “prohibited investments” for the RRSP, RRIF, RESP, TFSA or RDSP within the meaning of the Tax Act. The Common Shares will generally not be a “prohibited investment” provided that the annuitant under the RRSP or RRIF, or a subscriber of the RESP, or the holder of the TFSA or the RDSP, as the case may be, deals at arm’s length with the Corporation for purposes of the Tax Act and does not have a “significant interest” (as defined in the Tax Act) in the Corporation. In addition, Common Shares will not be a prohibited investment if such Common Shares are “excluded property” as defined in the Tax Act for a trust governed by an RRSP, RRIF, RESP, TFSA or RDSP.
Prospective investors who intend to hold Common Shares in their RDSP, RESP, RRIF, RRSP or TFSA are urged to consult their own tax advisors concerning whether the Common Shares would constitute prohibited investments, including whether the Common Shares would be excluded property, in their particular circumstances.
RISK FACTORS
An investment in the Common Shares is subject to certain risks. In addition to the risks described herein, reference is made to the section in the AIF entitled “Enterprise Risk Factors” and in the most recent annual and interim MD&A entitled “Enterprise Risk Management” and to the risks disclosed in other documents incorporated by reference herein. Such risk factors could have a materially adverse effect on the future results of operations, business prospects or financial condition of the Corporation, and could cause actual events to differ materially from those described in forward-looking information. Additional risks and uncertainties not presently known to the Corporation, or which the Corporation currently deems to be immaterial, may also have an adverse effect upon the Corporation.
Discretion in the Use of Proceeds
Management of the Corporation will have discretion concerning the use of proceeds of the Offering as well as the timing of their expenditures. As a result, investors will be relying on the judgment of management as to the application of the proceeds of the Offering. Management may use the net proceeds of the Offering in ways that an investor may not consider desirable. The results and effectiveness of the application of the proceeds are uncertain. If the proceeds are not applied effectively, the Corporation’s results of operations may suffer.
Future Sales or Issuances of Securities
The Corporation may sell additional Common Shares or other securities in subsequent offerings, including pursuant to its at-the-market equity program (the “ATM Program”). The Corporation may also issue additional securities to finance future activities. The Corporation cannot predict the size of future issuances of securities or the effect, if any, that future issuances and sales of securities will have on the market price of the Common Shares. Sales or issuances of substantial numbers of Common Shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Shares. With any additional sale or issuance of Common Shares, investors will suffer dilution to their voting power and the Corporation may experience dilution in its earnings per share.
Risks Relating to the Acquisition and the Acquired Entities
The Corporation may fail to complete the Acquisition
The closing of the Acquisition is subject to the normal commercial risks that the Acquisition will not close on the terms negotiated or at all. The completion of the Acquisition is subject to regulatory approvals and a number of conditions, including (i) the expiration or termination of any applicable waiting period under the HSR Act,

(ii) clearance of the Acquisition by CFIUS, (iii) the approval of the KPSC, (iv) the approval of the FERC, (v) the approval of the WVPSC with respect to the termination and replacement of the existing operating agreement for the Mitchell Plant, and (vi) certain other customary closing conditions. The failure to satisfy or waive the conditions contained in the Acquisition Agreement may result in the termination of the Acquisition Agreement. There is no assurance that such closing conditions will be satisfied or waived or, if satisfied or waived, when they will be so satisfied or waived. Accordingly, there can be no assurance that the Corporation will complete the Acquisition in the timeframe or on the basis described herein, if at all.
If the Acquisition is not completed, the Corporation could be subject to a number of risks that may adversely affect the Corporation’s business, financial condition, results of operations, reputation and cash flows, including (i) the requirement to pay costs relating to the Acquisition, such as legal, accounting and other fees, whether or not the Acquisition is completed, (ii) time and resources committed by the Corporation’s management to matters relating to the Acquisition that could otherwise have been devoted to pursuing other beneficial opportunities, and (iii) not realizing the benefits the Corporation expects to realize from the consummation of the Acquisition. In addition, if the Acquisition Agreement is terminated in certain circumstances, the Corporation may be required to pay to the Sellers a termination fee of U.S.$65 million. See “The Acquisition – Acquisition Agreement”.
The Corporation may also be subject to litigation related to any failure to complete the Acquisition. If the Acquisition is not completed, these risks may materialize and may adversely affect the Corporation’s business, financial results and financial condition. The Corporation provides no assurance that the Acquisition will be completed, that there will not be a delay in the completion of the Acquisition or that all or any of the anticipated benefits of the Acquisition will be obtained.
The Offering is not conditional on the closing of the Acquisition
The Corporation intends to use the net proceeds of this Offering to fund a portion of the purchase price for the Acquisition as described under “Use of Proceeds”; however, the Offering is not conditional upon the closing of the Acquisition. If the Acquisition is not completed, management of the Corporation will have discretion concerning the use of proceeds of the Offering as well as the timing of such expenditures. As a result, investors will be relying on the judgment of management as to the application of the proceeds of the Offering. Management may use the net proceeds of the Offering in ways that an investor may not consider desirable. The results and effectiveness of the application of the proceeds are uncertain. If the proceeds are not applied effectively, the Corporation’s results of operations may suffer.
The Corporation may fail to implement its strategic objectives relating to the Acquired Entities or realize the anticipated benefits of the Acquisition
Business combinations such as the Acquisition involve risks that could materially and adversely affect the Corporation’s business plan, including the failure to realize the results that the Corporation expects. There can be no assurance that the Corporation will be successful in increasing the historical ROEs earned by either of the Acquired Entities, or that the load declines experienced by Kentucky Power over recent years will not continue to be a prevailing trend. In addition, there can be no assurance that management of the Corporation will be able to fully realize some or all of the expected benefits of the Acquisition or that the Corporation will succeed in implementing its strategic objectives relating to the Acquired Entities, including the transfer of operational control of the Mitchell Plant from Kentucky Power to the Wheeling Power Company and the transition of Kentucky Power’s generating mix to greener sources (i.e. “greening the fleet” initiatives). The ability to realize these anticipated benefits and implement these strategic objectives will depend in part on successfully retaining staff, hiring additional staff to replace certain of the Sellers’ centralized operations, obtaining favourable regulatory outcomes and on realizing growth opportunities, no unanticipated economic changes in the areas where the Acquired Companies operate, and potential synergies through the coordination of activities and operations of the Acquired Entities with the Corporation’s existing business. There is a risk that some or all of the expected benefits and strategic objectives will fail to materialize, or may not occur within the time periods anticipated by management. The realization of some or all of such benefits or successful implementation of strategic objectives may be affected by a number of factors, many of which are beyond the control of the Corporation. A failure to realize the anticipated benefits of or implement strategic objectives relating to the Acquisition on an efficient and effective basis could have a material adverse effect on the Corporation’s financial condition, results of operations, reputation and cash flows.

The Acquisition and related financing plan, including the Offering, could result in a downgrade of the Corporation’s credit ratings
The change in the capital structure of the Corporation as a result of the Acquisition, the Offering and the possibility of the Corporation incurring additional indebtedness in connection therewith, under the credit facilities contemplated by the Acquisition Financing Commitment or otherwise (including the extent to which any new issuances of hybrid notes or equity units are treated as indebtedness) could cause credit rating agencies which rate the Corporation’s outstanding debt obligations to re-evaluate and potentially downgrade the Corporation’s current credit ratings, which could increase the Corporation’s borrowing costs and adversely impact the market price of the outstanding securities of the Corporation. See “Recent Developments – Credit Rating Reviews”.
The Acquisition could also result in a downgrade of the credit rating of Kentucky Power or its outstanding bonds, and could require Kentucky Power to offer to prepay U.S.$525 million in principal amount of its outstanding bonds if the credit ratings thereof fall below investment grade (or in the event such bonds are placed on “credit watch” or assigned a “negative outlook” if they are rated BBB- by S&P or Baa3 by Moody’s at such time).
The Corporation does not currently control the Acquired Entities
Although the Acquisition Agreement contains covenants on the part of the Sellers regarding the operation of the Acquired Entities prior to closing the Acquisition, the Corporation will not control the Acquired Entities until completion of the Acquisition and the Acquired Entities’ business and results of operations may be adversely affected by events that are outside of the Corporation’s control during the intervening period. Historic and current performance of the Acquired Entities’ business and operations may not be indicative of success in future periods. The future performance of the Acquired Entities may be influenced by, among other factors, weather, economic downturns, increased environmental regulation, turmoil in financial markets, unfavourable regulatory decisions, rising interest rates and other factors beyond the Corporation’s control. As a result of any one or more of these factors, among others, the operations and financial performance of the Acquired Entities may be negatively affected which may adversely affect the future financial results of the Corporation.
The Corporation expects to incur significant Acquisition-related expenses
The Corporation expects to incur a number of costs associated with completing the Acquisition. The substantial majority of these costs will be non-recurring expenses resulting from the Acquisition and will consist of transaction costs related to the Acquisition, including costs relating to the financing of the Acquisition and obtaining regulatory approval. Additional unanticipated costs may be incurred.
There may be undisclosed liabilities associated with the Acquisition
In connection with the Acquisition, there may be liabilities that the Corporation failed to discover or was unable to quantify in the Corporation’s due diligence which the Corporation conducted prior to the execution of the Acquisition Agreement, and the Corporation may not have recourse for some or all of these potential liabilities.
In connection with the Acquisition, the Corporation has obtained a representation and warranty insurance policy, with coverage up to U.S.$255 million, subject to an initial retention of U.S.$21 million. Nevertheless, this insurance policy is subject to certain exclusions and limitations and there may be circumstances for which the insurer attempts to limit such coverage or refuses to indemnify the Corporation or where the coverage provided under the insurance policy may otherwise be insufficient or inapplicable.
While the Corporation has accounted for these potential liabilities for the purposes of making its decision to enter into the Acquisition Agreement, there can be no assurance that any such liability will not exceed the Corporation’s estimates. Any such liabilities could have a material adverse effect on the Corporation’s financial position.
The cash consideration for the Acquisition will be paid in U.S. dollars
The cash consideration for the Acquisition is required to be paid in U.S. dollars, while funds raised in the Offering, which will constitute a portion of the funds ultimately used to finance the Acquisition, are denominated in Canadian dollars. See “Use of Proceeds”. As a result, increases in the value of the U.S. dollar versus the Canadian dollar prior to the closing of the Acquisition will increase the purchase price translated in Canadian dollars and thereby reduce the proportion of the purchase price for the Acquisition ultimately obtained by Algonquin under the Offering, which could cause a failure to realize the anticipated benefits of the Acquisition.

The Corporation may enter into hedging arrangements to mitigate these exposures. The failure to enter into hedging arrangements could result in adverse impacts greater than if hedging had been used. Entering into hedging arrangements could result in limiting positive impacts than if hedging had not been used.
Information relating to the Acquired Entities in this Prospectus has been obtained from AEP, AEP TransCo or AEP’s public disclosure record
All information relating to the Acquired Entities or their affiliates contained in this Prospectus has been obtained from AEP and AEP TransCo or taken from AEP’s public disclosure record. Although the Corporation has conducted what it believes to be a prudent level of investigation in connection with the Acquisition and the disclosure relating to the Acquired Entities contained in this Prospectus, an unavoidable level of risk remains regarding the accuracy and completeness of such information. While the Corporation has no reason to believe the information obtained from AEP and AEP TransCo or taken from AEP’s public disclosure record is misleading, untrue or incomplete, the Corporation cannot assure the accuracy or completeness of such information, nor can the Corporation compel AEP or AEP TransCo to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to Algonquin.
The Acquisition could expose the Corporation to reputational harm and an increase in the costs of compliance with or liabilities under environmental laws, including those relating to climate change concerns
All of the electricity generated by Kentucky Power is produced by the combustion of fossil fuels. As a result, the announcement and/or closing of the Acquisition could result in reputational harm to the Corporation and adversely affect perceptions regarding the Corporation’s commitment to environmental and sustainability concerns, as well as the Corporation’s ability to accomplish its environmental and sustainability objectives.
The operation of fossil-fueled generation plants, including resulting emissions of nitrogen and sulfur oxides, mercury and particulates and the discharge and disposal of solid waste (including coal-combustion residuals (“CCRs”)), is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these requirements requires Kentucky Power to incur significant costs, including capital expenditures, for environmental monitoring, installation of pollution control equipment, emission fees, disposal activities, decommissioning, and permitting obligations at its facilities. If these compliance costs become uneconomical, Kentucky Power may ultimately be required to retire generating capacity prior to the end of its estimated life. The costs of complying with these legal requirements could also adversely affect Kentucky Power’s results of operations, financial condition and cash flows, and those of the Corporation following the closing of the Acquisition. In addition, the impacts could become even more significant if existing requirements governing air emissions management and disposal, CCR waste and/or waste matter discharge become more restrictive in the future, more extensive operating and/or permitting requirements are imposed or additional substances associated with power generation are subjected to increased regulation. Although Kentucky Power typically recovers expenditures for pollution control technologies, replacement generation, undepreciated plant balances and associated operating costs from customers, there can be no assurance that Kentucky Power will be able to obtain a rate order to fully recover the remaining costs associated with such plants in the future. The failure to recover these costs could reduce Kentucky Power’s results of operations, financial condition and cash flows, and those of the Corporation following the closing of the Acquisition.
Future changes to environmental laws, including with respect to the regulation of CO2 emissions, could cause Kentucky Power to incur materially higher costs than it has incurred to date. In 2014, the U.S. Environmental Protection Agency (“EPA”) issued standards for new, modified and reconstructed units, and guidance for the development of state implementation plans that would reduce CO2 emissions from existing utility units (the “Clean Power Plan”). In 2019, the EPA repealed the Clean Power Plan, and replaced it with the Affordable Clean Energy rule (the “ACE rule”). In January 2021, the U.S. Court of Appeals for the District of Columbia Circuit vacated the ACE rule and remanded it to the EPA. The new U.S. administration has announced that addressing climate change is a priority policy. Costs of compliance with existing or future regulations to reduce CO2 emissions, increase renewable energy sources or otherwise address climate change concerns, as well as increasing public attention to such matters, could reduce Kentucky Power’s results of operations, financial condition and cash flows, and those of the Corporation following the closing of the Acquisition, and could cause Kentucky Power to retire generating capacity prior to the end of its estimated useful life.

Courts adjudicating nuisance and other similar claims associated with power plant emissions may in the future order Kentucky Power to pay damages or to limit or reduce emissions
There have been numerous cases in various U.S. jurisdictions alleging various causes of action to address emissions from power plants, including that such emissions constitute a public nuisance. The plaintiffs in such actions generally seek recovery of damages and other relief. If Kentucky Power were to become the subject of such actions, and such actions were resolved unfavourably to Kentucky Power, substantial costs, including for modifications or retirement of existing coal-fired power plants could be required. In addition, Kentucky Power could be required to invest significantly in additional emission control equipment, accelerate the timing of capital expenditures, pay damages or penalties and/or halt operations. Unless recovered, these costs could reduce Kentucky Power’s results of operations, financial condition and cash flows, and those of the Corporation following the closing of the Acquisition. Moreover, Kentucky Power’s results of operations, financial condition and cash flows, and those of the Corporation following the closing of the Acquisition, could be reduced due to timing of recovery of these investments and the expenses of ongoing litigation.
The pendency of the Acquisition could adversely affect the business and operations of the Corporation and the Acquired Entities
In connection with the pending Acquisition, certain clients, customers or counterparties of each of the Corporation and the Acquired Entities may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of the Corporation and the Acquired Entities, regardless of whether the Acquisition is completed. Similarly, current and prospective employees of the Corporation and the Acquired Entities may experience uncertainty about their future roles following the Acquisition, which may materially adversely affect the ability of each of the Corporation and the Acquired Entities to attract, retain and motivate key personnel during the pendency of the Acquisition and which may materially adversely divert attention from the daily activities of the Corporation’s and the Acquired Entities’ existing employees. If key employees depart due to the uncertainty of employment and difficulty of integration or a desire not to remain with the combined company following completion of the Acquisition, the Corporation may incur significant costs in identifying, hiring, and retaining replacements for departing employees, which could have a material adverse effect on the Corporation’s business operations and financial results. In addition, the Corporation has diverted, and will continue to divert, significant management resources to complete the Acquisition, which could have a negative impact on the Corporation’s ability to manage existing operations or pursue alternative strategic transactions, which could adversely affect the Corporation’s business, financial condition and results of operations.
The Acquired Entities may be party to agreements that contain change of control and/or termination for convenience provisions.
The Acquired Entities may be a party to agreements that contain change of control and/or termination for convenience provisions which may be triggered following completion of the Acquisition. The operation of these change of control or termination provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Acquisition or adversely affect the Acquired Entities’ results of operations and financial condition. Unless these change of control provisions are waived, or the termination provisions are not exercised, by the other party, the operation of any of these provisions could adversely affect the results of operations and financial condition of the Corporation and the Acquired Entities.
The Corporation and the Acquired Entities will continue to rely on the Sellers following completion of the Acquisition for certain transitional services
In connection with the Acquisition, the parties agreed to enter into (i) a transition services agreement upon the closing of the Acquisition and (ii) a new ownership agreement and a new operations agreement with respect to the Mitchell Plant, which will provide for the provision by the Sellers of certain transition services to the Acquired Entities and certain operations and maintenance with respect to the Mitchell Plant for a period of time following the closing date. As a result, the Corporation will be reliant on Sellers’ personnel, good faith, contractual compliance, expertise, historical performance, technical resources and information systems, proprietary information and judgment in providing the services under the transition services agreement, the Mitchell Plant ownership agreement and the Mitchell Plant operations agreement. Accordingly, the Corporation will be exposed to adverse developments in the business and affairs of the Sellers, to their management and to their financial strength.
There can be no assurance that the transition services provided by the Sellers pursuant to the transition services agreement or the operations and maintenance services to be provided pursuant to the Mitchell ownership agreement and the Mitchell operations agreement will be adequate for the Corporation to maintain the current operations of the Acquired Entities and facilitate the efficient and effective transition of business operations, nor can there be any assurance that the transition process will be completed during the term of the transition services agreement. If the transition process is not completed successfully, the Acquired Entities’ operations and financial performance may be negatively affected, which could adversely affect the business, results of operations and financial condition of the Corporation. If, after the expiration of the transition services agreement, the Corporation or the Acquired Entities are unable to perform these services or replace them in a timely manner or on terms and conditions as favorable as those the Acquired Entities receive from the Sellers, the Corporation and/or the Acquired Entities may experience operational problems and an increase in their costs. In addition, the costs for such services may be higher than the costs for such services when the Acquired Entities were operated as part of the Sellers.
Failure by the Sellers to meet their obligations under the transition services agreement, the Mitchell Plant ownership agreement or the Mitchell Plant operations agreement could have a material adverse effect on the value of the Acquired Entities.
INTERESTS OF EXPERTS
Certain legal matters in connection with the Offering hereunder will be passed upon on behalf of the Corporation by Blake, Cassels & Graydon LLP with respect to Canadian legal matters and by Gibson, Dunn & Crutcher LLP with respect to U.S. legal matters. Certain legal matters in connection with the Offering hereunder will be passed upon on behalf of the Underwriters by Bennett Jones LLP with respect to Canadian legal matters and by Cravath, Swaine & Moore LLP with respect to U.S. legal matters. As of the date hereof, the partners and associates of Blake, Cassels & Graydon LLP, as a group, and Bennett Jones LLP, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Corporation, respectively.
AUDITORS, TRANSFER AGENT & REGISTRAR
Ernst & Young LLP, the auditors of the Corporation, have confirmed that they are (i) independent with respect to the Corporation within the meaning of the CPA Code of Professional Conduct of the Chartered Professional Accountants of Ontario and (ii) an independent registered public accounting firm with respect to the Corporation within the meaning of the U.S. Securities Act, the applicable rules and regulations adopted thereunder by the SEC and the Public Company Accounting Oversight Board (United States). The consolidated financial statements of the Corporation as at and for the years ended December 31, 2020 and December 31, 2019, and for each of the two years in the period ended December 31, 2020, incorporated by reference in this Prospectus have been audited by Ernst & Young LLP and have been so incorporated in reliance upon the report of Ernst & Young LLP given on their authority as experts in accounting and auditing.
AST Trust Company (Canada) is the registrar and transfer agent of the Common Shares. Registers for the registration and transfer of the Common Shares are kept at the office of AST Trust Company (Canada) in Toronto. American Stock Transfer & Trust Company, LLC is the co-transfer agent of the Common Shares in the U.S.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus is a part insofar as required by the SEC’s Form F-10:
•	the Underwriting Agreement;
•	the documents listed under “Documents Incorporated by Reference” in this Prospectus;
•	the consent of the Corporation’s auditor, Ernst & Young LLP;
•	the consent of the Corporation’s Canadian counsel, Blake, Cassels & Graydon LLP;
•	the consent of the Underwriters’ Canadian counsel, Bennett Jones LLP; and
•	powers of attorney from the Corporation’s directors and officers.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES
The Corporation is incorporated under the laws of Canada and its registered and head office is in Canada. Some of the Corporation’s directors and most of the Corporation’s officers, and some or all of the experts named in this Prospectus, are residents of Canada or otherwise reside outside of the U.S., and a portion of their assets, and a portion of the Corporation’s assets, are located outside the U.S. The Corporation has appointed an agent for service of process in the U.S., but it may be difficult for holders of securities who reside in the U.S. to effect service within the U.S. upon the Corporation or those directors, officers and experts who are not residents of the U.S. Investors should not assume that a Canadian court would enforce a judgment of a U.S. court obtained in an action against the Corporation or such other persons predicated on the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the U.S. or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the U.S. federal securities laws or any such state securities or “blue sky” laws. The Corporation has been advised by its Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Corporation has also been advised by Blake, Cassels & Graydon LLP, however, that there is a substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.
The Corporation filed with the SEC, concurrently with its registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed CT Corporation System as its agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Corporation in a U.S. court arising out of or related to or concerning the offering of securities under the registration statement of which this Prospectus forms a part.

APPENDIX “A” – INVESTOR PRESENTATION

October 26, 2021 | Algonquin Power & Utilities Corp.

Algonquin to Acquire Kentucky Power Company & AEP Kentucky Transmission Company, Inc.

Algonquin

An amended and restated preliminary short form prospectus containing important information relating to the securities and the acquisition described in this presentation has not yet been filed with the securities regulatory authorities in each of the provinces of Canada. A copy of the amended and restated preliminary short form prospectus is required to be delivered to any investor that received this presentation and expressed an interest in acquiring the securities. There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final short form prospectus has been issued. This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the amended and restated preliminary short form prospectus, final short form prospectus and any amendment, for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.
The Company (as defined herein) has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for an offering to which this communication may relate. Before you invest, an investor in the United States should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and any offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Disclosure

Forward-Looking Statements

Certain written statements included herein and/or oral statements made in connection with the presentation contained herein constitute "forward-looking information" within the meaning of applicable securities laws in each of the provinces of Canada and the respective policies, regulations and rules under such laws and "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (collectively, "forward-looking statements"). The words "will", "expects", "intends", "should", "would", "anticipates", "projects", "forecasts", "plans", "estimates", "may", "outlook", "aims", "pending" and similar expressions are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Specific forward-looking statements contained in or made in connection with this presentation include, but are not limited to statements regarding: Algonquin Power & Utilities Corp.'s ("AQN", "Algonquin" or the "Company") proposed acquisition of the Acquired Entities (as defined herein), including the expected timing for the completion of the Transaction, the purchase price of the Transaction (as defined herein), expectations regarding satisfaction of closing conditions and receipt of regulatory approvals and the expected financing of the Transaction; the anticipated benefits of the Transaction, including the impact of the Transaction on the Company's business, operations, financial condition, cash flows and results of operations; the expected performance and growth of the Company, including expectations regarding 2021 Adjusted Net EPS (as defined herein); expectations regarding the Company's generation capacity, customer base, regulated rate-base, electric rate base, distribution and transmission infrastructure and business mix following completion of the Acquisition; expectations regarding the Company's credit rating following the completion of the Transaction; the expected size of the concurrent bought deal offering; expectations regarding the issuance of additional common equity by the Company; the Company's sustainability and decarbonization targets, initiatives and goals; expectations regarding the impact of the Transaction on the business of the Acquired Entities and their stakeholders, including opportunities for regulatory enhancements; the Company's "greening the fleet" plans with respect to the Acquired Entities, including with respect to the Mitchell coal plant; expectations regarding the Acquired Entities' sourcing of coal-fired generation; expectations regarding the benefits, outcomes and impacts oft ransitioning to renewable energy; the closing of the Company's acquisition of New York American Water (as defined in the Company's Annual Information Form dated March 4, 2021 for the year ended December 31, 2020) and the Company's sustainability and environmental, social and governance goals. These statements are based on factors or assumptions that were applied in drawing a conclusion or making a forecast or projection, including assumptions based on historical trends, current conditions and expected future developments. Since forward-looking statements relate to future events and conditions, by their nature they rely on assumptions and involve inherent risks and uncertainties. AQN cautions that although it is believed that the assumptions are reasonable in the circumstances, actual results may differ materially from the expectations set out in the forward-looking statements. Material risk factors and assumptions include those set out in this presentation or contained in AQN's preliminary short form prospectus dated the date hereof, AQN's Management Discussion and Analysis for the three and six months ended June 30, 2021 (the "Interim MD&A"), AQN's Management Discussion and Analysis for the three and twelve months ended December 31, 2020 (the "Annual MD&A"), and AQN's Annual Information Form for the year ended December 31, 2020, each filed with securities regulatory authorities in Canada and the United States. Given these risks, undue reliance should not be placed on these forward-looking statements, which apply only as of their dates. Other than as specifically required by law, AQN undertakes no obligation to update any forward-looking statements to reflect new information, subsequent or otherwise.

Currency

In this presentation, unless otherwise specified or the context requires otherwise, all dollar amounts are expressed in U.S. dollars.

Non-GAAP Financial Measures

The terms "Adjusted Net Earnings" and "Adjusted Net Earnings per share" (or "Adjusted Net EPS") may be used in this presentation and discussion. The terms "Adjusted Net Earnings" and "Adjusted Net EPS" are not recognized measures under U.S. GAAP. There is no standardized measure of "Adjusted Net Earnings" or "Adjusted Net EPS"; consequently, AQN's method of calculating these measures may differ from methods used by other companies and therefore they may not be comparable to similar measures presented by other companies. An explanation, calculation and analysis of "Adjusted Net Earnings" and "Adjusted Net EPS", including a reconciliation to the most directly comparable U.S. GAAP measure, where applicable, can be found in the Interim MD&A and the Annual MD&A.

2

Algonquin

Agenda and Presenters

1. Transaction Overview
2. Strategic Rationale
3. Mergers & Acquisitions (“M&A”) Track Record
4. Kentucky Power & Kentucky TransCo Overview
5. Regulatory Overview
6. Greening the Fleet Opportunity
7. Combined Business Profile
8. Financing Plan
9. Key Milestones & Timeline

Presenters

Arun Banskota
President and Chief Executive Officer

Jeffery Norman
Chief Development Officer

Arthur Kacprzak
Chief Financial Officer

Algonquin
3

Transaction Overview

Transaction and Purchase Price	• Liberty Utilities Co., an indirect subsidiary of Algonquin, agreed to acquire Kentucky Power Company ("Kentucky Power") and AEP Kentucky Transmission Company, Inc. ("Kentucky TransCo" and collectively, the "Acquired Entities") from American Electric Power Company Inc. ("AEP"), and American Electric Power Transmission Company, LLC (the "Transaction") - Kentucky Power is a state and U.S. Federal Energy Regulatory Commission ("FERC") regulated, vertically integrated electric utility that provides services to approximately 228,000 active customer connections in twenty Eastern Kentucky counties - Kentucky TransCo is a FERC regulated electric transmission utility operating in the Kentucky portion of the Pennsylvania-New Jersey-Maryland regional transmission organization ("PJM")[1] • Total purchase price of approximately $2.846 billion including the assumption of approximately $1.221 billion in debt[2] - Expected mid-year 2022 rate base acquisition multiple of 1.3x based on $2.2 billion of mid-year 2022 rate base
Financing Plan	• Following closing of the underwritten public offering of common shares announced concurrently with the Acquisition, Algonquin does not expect to raise additional capital by way of the issuance of common equity through mid-2022, being the expected timing for closing of the Transaction • Remainder of the cash purchase price, after accounting for the proceeds of the concurrent common equity offering, expected to be funded through a combination of hybrid debt, equity units and/or monetization of non-regulated assets or investments • Financing plan is designed to maintain Algonquin's investment grade credit ratings • Secured approximately $2.725 billion acquisition financing commitment
Transaction Timing & Approvals	• Regulatory approvals include FERC, the Committee on Foreign Investment in the Unites States ("CFIUS"), the expiration or termination of the waiting period under the Hart-Scott-Rodino Act ("HSR"), and state approvals in Kentucky and West Virginia (for the termination and replacement of the existing operating agreement for the Mitchell facility) • Final regulatory approvals and Transaction close are expected by mid-2022

Algonquin

1 – Regional Transmission organization that coordinates the movement of wholesale electric in the mid-Atlantic.
2 – Subject to customary closing adjustments.

4

Strategic Rationale

1 Significant Growth in Regulated Electric Utility Operations

- Consistent with Algonquin's strategy of completing accretive add-on regulated acquisitions at attractive values
- Increases pro forma regulated rate base to approximately $9 billion[1] and overall pro forma business mix to nearly 80%[1] regulated businesses
- Increases pro forma electric rate base from 63% to 72% of total rate base[2]
- Expected to increase service territory footprint and provide greater regulatory jurisdiction diversification

Algonquin

KENTUCKY POWER

- Significant opportunities to transition the existing rate based fossil fuel generation with rate-regulated renewables sources
- Reinforces Algonquin's competitive position in the energy transition and leverages its experience in greening the fleet
- Kentucky Power greening the fleet initiatives would align with Algonquin's target of achieving net-zero greenhouse gas emissions (scope 1 and 2) by 2050

3 Expected to be Accretive to Earnings and Maintain Investment Grade Credit Profile[3]

- Expected to be accretive to Adjusted Net EPS in first full year and mid-single digit percentage accretion thereafter
- Expected to support growth in Algonquin's Adjusted Net EPS over the long-term
- Financing plan designed to maintain Algonquin's investment grade credit rating

1 – Includes New York American Water.
2 – 2022E Mid-year rate base, including pending acquisition of New York American Water.
3 – Please see "Non-GAAP Financial Measures" on page 2 of this presentation.

Algonquin
5

Track Record of Successful M&A Execution

- ✓ 5 utility acquisitions successfully integrated since 2017, New York American Water closing pending, and acquisition of Kentucky Power and Kentucky TransCo expected to close in mid-2022
- ✓ Expertise in integrating utilities of scale (Empire District Electric Company (“Empire”), California Pacific Electric Company (“CalPeco”), Granite State Electric Inc., and Energy North Natural Gas Inc.)
- ✓ Focus on providing safe, reliable and affordable service to customers
- ✓ Algonquin's commitment to existing communities, customers and employees is a foundation of its track record of successful integration

Regulated Utility Additions Since 2017

2017

Empire District Electric Company
- Purchase Price: $2.4 billion
- Closing Period: ~11 months
- Customer connections: ~218,000

2019

New Brunswick Gas
- Purchase Price: C$339 million
- Closing Period: ~10 months

St. Lawrence Gas
- Purchase Price: $70 million
- Closing Period: ~26 months
- Customer connections: ~16,000

2020

Empresa de Servicios Sanitarios de Los Lagos S.A. ("ESSAL")
- Purchase Price: $162 million[2]
- Closing Period: ~1 month
- Customer connections: ~230,000

Ascendant
- Purchase Price: $365 million
- Closing Period: ~17 months
- Customer connections: ~35,000

2021 (Expected)

NY American Water Company Inc.
- Purchase Price: $608 million
- Closing Period: pending
- Customer connections: ~125,000

2022 (Expected)

Kentucky Power & Kentucky TransCo
- Purchase Price: $2.8 billion[1]
- Closing Period: pending
- Active customer connections: ~228,000

Algonquin

1 – Includes assumption of debt. Subject to customary closing conditions.
2 – Aggregate purchase price for 94% stake in ESSAL.

6

Kentucky Power & Kentucky TransCo: Fully Regulated Electric Utilities

Business Overview

- Engages in the generation, transmission, and distribution of electricity
- ~228,000 active customer connections in 20 eastern Kentucky counties
- ~93% of rate base regulated under the Kentucky Public Service Commission ("KPSC") and ~7% of rate base FERC-regulated transmission lines
- Opportunity to build a strong relationship with the KPSC and work towards future regulatory outcomes beneficial to all stakeholders

Summary Statistics

Company	Head Office	Ashland, Kentucky
Regulated Asset	Rate Base (Mid-Year 2022E)	$2.2B[1]
	Infrastructure	Transmission & Distribution: 11,152 mi. Owned Generation: 1,060 MW
Regulatory Framework	Jurisdictions	Kentucky & FERC (PJM)
	S&P RRA Rating	Average 1
	Authorized Return[2]	Generation & Distribution: ROE[3]: ~9.3%[4] FERC Transmission: ROE[3]: ~10.4%[5]
	Equity Thickness[2]	~43%

Service Territory

West Virginia
Kentucky
Service Area
Transmission Lines
Generation

Kentucky Power Expected Earnings Growth Drivers

- ✓ Opportunities for improved regulatory outcomes
- ✓ Transmission and distribution investments to ensure system reliability and integrity
- ✓ Anticipated build out of renewable generation

Customer & Rate Base Breakdown

Energy Sales (2020)

38%
39%
23%
Industrial and Other
Commercial
Residential

Rate Base (Mid-Year 2022E)

7%
93%
Kentucky Public Service Commission
FERC

1 – Expected 2022 mid-year rate base comprised of Kentucky Power ($2.0bn) and Kentucky TransCo ($0.2bn).
2 – Approved Rate Case in January 2021.
3 – ROE defined as "Return on Equity".
4 – Reflects authorized ROE made effective in January 2021; authorized ROE for riders with an approved equity return (Decommissioning Rider and Environmental Surcharge) is 9.1%.
5 – Reflects base ROE of ~9.9% plus 0.5% RTO incentive adder.

Algonquin

7

KPSC Regulatory Environment

Key KPSC Regulatory Features

- ✓ Rated Average/1 by S&P Global; top third of all states ranked
- ✓ Commissioners appointed by Governor for 4 year terms; provides continuity
- ✓ Merger approval standard "consistent with public interest"; maximum four months to issue order
- ✓ Strong regulatory regime with attractive features
- ✓ Mechanisms in place to some mitigate regulatory lag; including fuel costs, environmental compliance, switching to a prospective test year, etc.
- ✓ Surcharge Supportive Integrated Resource planning ("IRP") process; recent review supports retiring coal in favor of renewables

Opportunity for Regulatory Enhancements and Improved Regulatory Outcomes

- ✓ Kentucky Power had an average earned ROE of 6.6% from 2016-2020 as compared to an authorized ROE of 9.3%[1], and an average time of 33 months between electric utility rate cases filed in the last seven years
- ✓ Anticipated transfer of or retirement (for rate-marking purposes) of Kentucky Power's 50% ownership interest (representing 780 MW) in the Mitchell coal plant in 2028 allows opportunity for rate-regulated renewables to be added to Kentucky Power's rate base
- ✓ Opportunity to switch to prospective test year from current historical regime
- ✓ Kentucky Power's current equity thickness is lower than peers'

Algonquin

1 – Reflects authorized ROE made effective in January 2021; authorized ROE for riders with an approved equity return (Decommissioning Rider and Environmental Surcharge) is 9.1%.

8

Earned ROEs for Kentucky Utilities

In accordance with Section 7.6(4) of National Instrument 44-101 – Short Form Prospectus Distributions, all of the information relating to comparables and any disclosure relating to the comparables which is contained in the presentation to be provided to potential investors, has been removed from this template version for purposes of its filing on the System for Electronic Document Analysis and Retrieval (SEDAR).

Algonquin

9

Greening the Fleet Opportunity at Kentucky Power

Greening the Fleet Pathway

Rockport UPA Termination	• 393 MW leased coal capacity under a Unit Power Agreement ("UPA") that expires in 2022 • Algonquin does not intend for the UPA to be renewed by Kentucky Power
Mitchell Operating Agreement	• Operation of the Mitchell coal plant expected to be transferred to a subsidiary of AEP upon closing of Transaction
Replacing Mitchell Coal Capacity	• Opportunity to replace the capacity provided by the Mitchell coal plant with emissions-free renewable generation or lower emissions generation fuels • Algonquin expects that Kentucky Power will not directly source any generation from coal-fired facilities after 2028
Renewables Build-Out	• Expiring Rockport UPA and transfer of or retirement (for rate-making purposes) of Kentucky Power's 50% ownership interest in the Mitchell coal plant in 2028 reinforcing need for new generation sources • Expected levelized cost of energy from renewables lower than market purchases and current fossil-fuel owned generation assets

Opportunity for Significant Reduction to Non-Renewable Generation[1,2] *(MW)*

Decrease of 1,173 MW
393
780
780
780
280
280
280
280
2022E
2023E
2028E
2029E
Big Sandy (Gas)
Mitchell (Coal)
Rockport (UPA) (Coal)

Renewable Generation

1+ GW of potential regulated renewables investment opportunities

Greening the Fleet initiatives at Kentucky Power are aligned with Algonquin's target of achieving net-zero for scope 1 and scope 2 emissions by 2050

Algonquin

1 – Mitchell (Coal) 780 MW based on proportionate capacity.
2 – 2023 reduction based on Rockport UPA termination; 2029 reduction based on Mitchell transfer or retirement.

10

Algonquin's Greening the Fleet Track Record

Case Study — Liberty Empire District Electric

Transaction Details

- Acquired in January 2017
- Fully regulated electric, gas, and water utility based in Missouri serving electric customers in the Midwest (Missouri, Kansas, Oklahoma and Arkansas)

Energy Transition Highlights

- Owned primarily coal- and gas-fired power plants with limited renewables investments when acquired
- Retired 200 MW Asbury coal-fired power in 2020, ahead of schedule
- Added 600 MW of new build wind capacity in 2021
- Total investment of $1.1 billion

Annual Emissions *(Thousands of Mt CO_2e)*

Emissions reduced by 33%
2,741
2,580
2,552
1,837
2017
2018
2019
2020

Case Study — Liberty CalPeco

Transaction Details

- Jointly acquired with Emera from NV Energy in 2011; subsequently acquired Emera's equity interest in 2012
- Fully regulated electric utility serving customers in California

Energy Transition Highlights

- Aligned with California Renewable Portfolio Standard with a goal of 100% renewables generation and zero carbon footprint
- Added Luning 1 in 2017 with 50 MW
- Added Turquoise Solar in 2019 with 10 MW
- Currently developing Luning II with 60 MW Solar and 240 MWh of storage

Annual Emissions *(Mt CO_2e)*

Emissions reduced by 38%
9,937
7,673
6,152
6,145
2017
2018
2019
2020

Algonquin

11

Enhances Algonquin’s Scale and Regulated Business Mix

Business Mix Shifts Towards Regulated Opportunities

2022E Mid-Year (Pre-Transaction)[5] **2022E Mid-Year (Post-Transaction)[6]**

Business Mix
27%
73%
23%
77%
Regulated
Unregulated
Rate Base
17%
20%
63%
13%
16%
72%
Electric
Gas
Water

Pro Forma North American Business Footprint

Regulated
Liberty Utilities – Utility System
Liberty Utilities – Generation
New York American Water (pending)
Non-Regulated
Liberty Power Facility
Liberty Power Development Project
Kentucky represents contiguous service territory to existing Liberty footprint

	Algonquin (Pre-Transaction)	Acquired Entities	Algonquin (Pro Forma)[6]	% Increase
Total Generation Capacity	5.7 GW[1]	1.1 GW[2]	**6.8 GW**	19%
Rate Base (Rate Base 2022E Mid-Year)	$6.8 B[5]	$2.2 B	**$9.0 B**	32%
Transmission & Distribution Line Miles	29,818[3]	11,152	**40,970**	37%
Total Customer Connections	1.2 MM[5]	0.2 MM	**1.4 MM**	19%
Enterprise Value[4]	$17.9 B	$2.8 B	**$20.8 B**	16%

1 - Includes owned generation and investments in generating assets including pro-rata share of Atlantica generation; does not include minority investments (such as Plum Point and Iatan).
2 – 780 MW coal, 280 MW natural gas, excluding 393 MW under a UPA which expires in December 2022.
3 – Transmission comprised of gas distribution lines, electricity distribution lines, and water distribution mains.
4 – S&P Capital IQ data as of October 25, 2021.
5 – Includes pending acquisition of New York American Water.
6 – Pro Forma numbers include New York American Water and Acquired Entities.

Algonquin
12

Financing Plan Designed to Maintain Investment Grade Credit Ratings

- $2.725 billion acquisition financing commitment to support the Transaction
- Following closing of the concurrent equity offering, Algonquin does not expect to raise capital by way of the issuance of common equity through mid-2022, being the expected timing for closing of the Transaction
- Various tools available to satisfy remainder of purchase price

Indicative Financing Plan *($B)*

~$2.8B
~$1.6B
~$0.6B - $0.7B
~$0.9B - $1.0B
Multiple Options
• Hybrid debt and equity units
• Monetization of non-regulated assets or investments
Assumed Debt (~$1.2B)
Total Purchase Price[1]
Cash Purchase Price
Underwritten Public Offering
Remainder of Purchase Price

1 – Subject to customary closing adjustments.

Algonquin
13

Closing Remarks

- ✓ **Significant growth in regulated electric utility operations**
- ✓ **Leverages greening the fleet thesis and re-confirms leadership in the energy transition**
- ✓ **Expected to be accretive to Adjusted Net EPS and supportive of long-term growth outlook[1]**
- ✓ **Financing plan designed to maintain investment grade credit ratings**

Algonquin

1 - Please see "Non-GAAP Financial Measures" on page 2 of this presentation.

15

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Indemnification
Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to such individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify the individual, and any advance of moneys must be repaid by the individual, unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty the individual had reasonable grounds for believing that the individual’s conduct was lawful. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of a civil, criminal, administrative, investigative or other proceeding to which the individual is subject by reason of being or having been a director or officer of the corporation or other entity as described above if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.
Subject to the limitations contained in the CBCA, the by-laws provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Registrant or at the Registrant’s request on behalf of any such body corporate), and such director or officer’s heirs and legal representatives, to the full extent permitted by the CBCA, as set forth above, and without limit to the right of the Registrant to indemnify any person under the CBCA or otherwise in respect of any civil, criminal or administrative action or proceeding to which such director or officer is made a party by reason of being or having been a director or officer. Accordingly, the Registrant has entered into indemnification agreements with each of its directors and executive officers providing such individuals with rights to indemnification and expense advancement to the fullest extent permitted under law. The Registrant also maintains directors’ and officers’ liability insurance which insures the Registrant’s directors and officers and our subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
II-1

EXHIBITS TO FORM-10
Exhibit	Description
3.1*
Underwriting Agreement, dated October 27, 2021, by and among the Corporation, CIBC World Markets Inc., Scotia Capital Inc., BMO Capital Markets Inc., National Bank Financial Inc., RBC Dominion Securities Inc., TD Securities Inc., Morgan Stanley Canada Limited, Desjardins Securities Inc., Industrial Alliance Securities Inc., Raymond James Ltd., J.P. Morgan Securities Canada Inc., Merrill Lynch Canada Inc., Wells Fargo Securities Canada, Ltd. and HSBC Securities (Canada) Inc.

4.1
Annual Information Form of the Corporation for the financial year ended December 31, 2020, dated March 4, 2021 (incorporated by reference from Exhibit 99.1 to the Corporation’s Annual Report on Form 40-F for the year ended December 31, 2020, filed on March 5, 2021).

4.2
Audited comparative consolidated financial statements of the Corporation and the notes thereto for the years ended December 31, 2020 and December 31, 2019, together with the reports of the independent registered public accounting form thereon (incorporated by reference from Exhibit 99.2 and Exhibit 101 to the Corporation’s Annual Report on Form 40-F for the year ended December 31, 2020, filed on March 5, 2021).

4.3
Management’s discussion and analysis for the audited comparative consolidated financial statements for the financial years ended December 31, 2020 and 2019 (incorporated by reference from Exhibit 99.3 to the Corporation’s Annual Report on Form 40-F for the year ended December 31, 2020, filed on March 5, 2021).

4.4
Unaudited interim consolidated financial statements of the Corporation and the notes thereto for the six months ended June 30, 2021 and 2020 (incorporated by reference from Exhibit 99.1 and Exhibit 101 to the Corporation’s Form 6-K filed on August 13, 2021 with respect to the interim financial statements).

4.5
Management’s discussion and analysis for the unaudited interim consolidated financial statements for the six months ended June 30, 2021 and 2020 (incorporated by reference from Exhibit 99.2 to the Corporation’s Form 6-K filed on August 13, 2021 with respect to the interim financial statements).

4.6
Management Information Circular of the Corporation in respect of the Corporation’s annual meeting of shareholders held on June 3, 2021 (incorporated by reference from Exhibit 99.1 to the Corporation’s Current Report on Form 6-K, filed on May 3, 2021).

4.7	Material change report dated October 27, 2021 (incorporated by reference to Exhibit 99.1 to the Corporation's Current Report on Form 6-K, filed on October 27, 2021).
4.8	Investor Presentation (incorporated by reference to the free writing prospectus filed on October 27, 2021).
4.9	Term Sheet relating to the offering (incorporated by reference to the free writing prospectus filed on October 27, 2021).
5.1	Consent of Ernst & Young LLP.
5.2*	Consent of Blake, Cassels & Graydon LLP.
5.3*	Consent of Bennett Jones LLP.
101.1	Interactive Date File (included in Exhibit 4.2).
101.2	Interactive Date File (included in Exhibit 4.4).
*	Previously filed.
III-3

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.	Undertaking
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2.	Consent to Service of Process
(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
(b)
Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

IV-4

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Province of Ontario, Canada, on this 3rd day of November, 2021.
ALGONQUIN POWER & UTILITIES CORP.

By:	/s/ Arthur Kacprzak
Name: Arthur Kacprzak
Title: Chief Financial Officer
[Signature Page to Algonquin Power & Utilities Corp. Form F-10]

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title of Capacities	Date
/s/ Arun Banskota	President and Chief Executive Officer and Director (principal executive officer)	November 3, 2021
Arun Banskota

/s/ Arthur Kacprzak	Chief Financial Officer (principal financial officer and principal accounting officer)	November 3, 2021
Arthur Kacprzak

/s/ Kenneth Moore	Director, Chair of the Board	November 3, 2021
Kenneth Moore

/s/ Christopher J. Ball	Director	November 3, 2021
Christopher J. Ball

/s/ Melissa Stapleton Barnes	Director	November 3, 2021
Melissa Stapleton Barnes

/s/ Christopher Huskilson	Director	November 3, 2021
Christopher Huskilson

/s/ D. Randy Laney	Director	November 3, 2021
D. Randy Laney

/s/ Masheed H. Saidi	Director	November 3, 2021
Masheed H. Saidi

/s/ Dilek L. Samil	Director	November 3, 2021
Dilek L. Samil
[Signature Page to Algonquin Power & Utilities Corp. Form F-10]

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act, as amended, the undersigned has signed this Amendment No. 2 to the Registration Statement solely in the capacity of the duly authorized representative of Algonquin Power & Utilities Corp. in the United States on this 3rd day of November, 2021.
By:	/s/ Jody Allison
Name: Jody Allison
Title: President, Liberty Utilities Co.
[Signature Page to Algonquin Power & Utilities Corp. Form F-10]